Form 10-K, Exhibit 13
period 1993-11-30
INTERNATIONAL DAIRY QUEEN INC
filed 1994-02-22
CIK 51207

                                                                      EXHIBIT 13

  The following are portions of the 1993 Annual Report of International Dairy Queen, Inc. incorporated by reference to Form 10-K for the fiscal year ended November 30, 1993.

INTERNATIONAL DAIRY QUEEN, INC.
SELECTED FINANCIAL DATA
(000S OMITTED, EXCEPT PER SHARE AMOUNTS)

..................................................................................................................................
 Years Ended November 30:         1993      1992      1991      1990      1989      1988      1987      1986      1985      1984
..................................................................................................................................
OPERATIONS
Revenues:
  Net sales...................  $241,612  $228,051  $221,726  $216,080  $192,063  $181,856  $165,377  $146,085  $126,381  $102,694
  Service fees................    51,601    50,627    46,933    45,065    42,387    40,603    33,389    28,242    24,939    22,286
  Real estate finance and
   rental income..............     8,988     9,984    11,308    12,480    12,810    12,854     5,151     2,553     2,488     2,689
  Other.......................     8,893     8,448     8,856     9,480     7,769     7,916     6,985     6,406     4,860     4,268
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                 311,094   297,110   288,823   283,105   255,029   243,229   210,902   183,286   158,668   131,937
Costs and expenses:
  Cost of sales...............   217,155   204,650   197,714   191,665   170,533   161,954   148,409   131,216   113,598    91,607
  Expenses applicable to real
   estate finance and rental
   income.....................     8,441     9,357    10,677    11,816    11,975    12,030     4,537     2,006     1,963     2,140
  Selling, general and
   administrative.............    37,516    35,472    35,211    36,033    33,075    33,964    29,241    24,617    21,300    20,333
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                 263,112   249,479   243,602   239,514   215,583   207,948   182,187   157,839   136,861   114,080
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                  47,982    47,631    45,221    43,591    39,446    35,281    28,715    25,447    21,807    17,857
Interest income (expense),
 net..........................     1,426      (316)      180       232      (615)   (1,755)   (1,957)   (2,223)   (2,590)   (2,525)
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Income before income taxes....    49,408    47,315    45,401    43,823    38,831    33,526    26,758    23,224    19,217    15,332
Income taxes..................    19,520    18,220    17,480    17,310    15,540    13,410    11,850    11,170     9,550     7,620
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Net income....................  $ 29,888  $ 29,095  $ 27,921  $ 26,513  $ 23,291  $ 20,116  $ 14,908  $ 12,054  $  9,667  $  7,712
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Earnings per common and common
 equivalent share.............     $1.19     $1.12     $1.05      $.97      $.83      $.70      $.51      $.42      $.33      $.24
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Average common and common
 equivalent shares
 outstanding..................    25,103    26,036    26,588    27,427    28,213    28,841    29,060    28,993    29,583    32,322
BALANCE SHEET DATA
 (at period end):
Total assets..................  $184,203  $179,480  $174,951  $161,400  $129,136  $115,047  $118,944  $ 82,208  $ 69,983  $ 63,418
Long-term debt................    23,902    25,820    46,011    41,813    21,699    26,953    36,842    27,879    29,289    31,061
Working capital...............    36,262    35,570    36,682    29,142    19,806     7,703     3,746     8,363     1,395       666
Total stockholders'
 equity (1)...................   126,545   112,459    96,773    83,225    75,704    57,738    43,497    28,979    14,014    11,382

- ----------------------------------
(1) Since 1984, the Company has purchased shares of its common stock as follows: 1993 -- 887,718 shares; 1992 -- 675,971 shares; 1991 -- 695,257 shares;  1990 -- 1,057,761 shares; 1989 -- 434,346 shares; 1988 -- 600,834 shares; 1987 -- 86,100 shares; 1986 -- none; 1985 -- 1,810,680 shares; and
      1984 -- 5,094,270 shares. The aggregate cost of these repurchases was $93,358,045 which amount has been charged to stockholders' equity.

INTERNATIONAL DAIRY QUEEN, INC.
CONSOLIDATED BALANCE SHEET
NOVEMBER 30, 1993 AND 1992

..............................................................................
                      ASSETS                            1993          1992
..............................................................................
Current assets:
  Cash and cash equivalents.......................  $ 21,188,062  $ 31,243,394
  Marketable securities...........................     9,989,490     7,072,786
  Notes receivable, less allowance for doubtful
   notes of $57,552 and $112,136 in 1993 and 1992,
   respectively...................................     3,411,747     5,852,112
  Accounts receivable, less allowance for doubtful
   accounts of $781,588 and $649,716 in 1993 and
   1992, respectively.............................    23,247,355    21,393,559
  Inventories.....................................     4,560,714     4,373,280
  Prepaid expenses................................     1,086,561     1,225,901
  Miscellaneous...................................     1,301,043       935,745
                                                    ------------  ------------
      Total current assets........................    64,784,972    72,096,777
Other assets:
  Notes receivable, less allowance for doubtful
   notes of $5,931 and $26,143 in 1993 and 1992,
   respectively...................................    21,406,772    14,282,384
  Miscellaneous...................................     1,610,849     2,226,970
                                                    ------------  ------------
      Total other assets..........................    23,017,621    16,509,354
Other revenue producing assets:
  Franchise rights and service contracts, at cost
   less accumulated amortization of $17,767,049
   and $15,506,758 in 1993 and 1992, respectively
   (Note 3).......................................    83,770,710    84,954,847
  Rental properties, net (Note 5).................     3,241,108     2,381,828
  Miscellaneous...................................        39,036        70,227
                                                    ------------  ------------
      Total other revenue producing assets........    87,050,854    87,406,902
Property, plant and equipment, net (Note 5).......     9,349,670     3,466,675
                                                    ------------  ------------
                                                    $184,203,117  $179,479,708
                                                    ------------  ------------
                                                    ------------  ------------

..............................................................................
       LIABILITIES AND STOCKHOLDERS' EQUITY             1993          1992
..............................................................................
Current liabilities:
  Drafts and accounts payable.....................  $ 16,791,824  $ 16,799,022
  Committed advertising...........................     2,092,851     1,603,745
  Other liabilities...............................     6,761,960     5,996,213
  Income taxes payable............................       962,626        87,743
  Current maturities of long-term debt (Note 3)...     1,913,481    12,040,373
                                                    ------------  ------------
      Total current liabilities...................    28,522,742    36,527,096
Deferred franchise income.........................       278,917       394,245
Deferred income taxes (Note 2)....................     4,955,000     4,280,000
Long-term debt (Note 3)...........................    23,901,770    25,819,558
Contingencies and commitments (Note 4)
Stockholders' equity (Note 7):
  Class A common stock, $.01 par value:
    Authorized shares -- 32,000,000
    Issued and outstanding shares -- 15,659,400
     (16,401,123 in 1992).........................       156,594       164,011
  Class B common stock, $.01 par value:
    Authorized shares -- 10,000,000
    Issued and outstanding shares -- 9,029,137
     (9,175,132 in 1992)..........................        90,291        91,751
  Paid-in capital.................................     3,957,075     4,099,358
  Retained earnings (Note 3)......................   124,237,927   109,430,867
  Equity adjustment from foreign currency
   translation....................................    (1,897,199)   (1,327,178)
                                                    ------------  ------------
      Total stockholders' equity..................   126,544,688   112,458,809
                                                    ------------  ------------
                                                    $184,203,117  $179,479,708
                                                    ------------  ------------
                                                    ------------  ------------

INTERNATIONAL DAIRY QUEEN, INC.
CONSOLIDATED STATEMENT OF INCOME
YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991

......................................................................................................
                                                                  1993          1992          1991
......................................................................................................
Revenues:
  Net sales.................................................  $241,611,862  $228,051,236  $221,725,771
  Service fees..............................................    51,601,113    50,626,542    46,933,304
  Franchise sales and other fees............................     7,625,539     7,010,918     7,194,566
  Real estate finance and rental income.....................     8,988,027     9,984,184    11,308,381
  Other.....................................................     1,267,434     1,436,944     1,661,352
                                                              ------------  ------------  ------------
                                                               311,093,975   297,109,824   288,823,374
Costs and expenses:
  Cost of sales.............................................   217,154,994   204,649,409   197,713,547
  Expenses applicable to real estate finance and rental
   income...................................................     8,441,375     9,357,056    10,677,337
  Selling, general and administrative.......................    37,515,701    35,472,375    35,210,686
                                                              ------------  ------------  ------------
                                                               263,112,070   249,478,840   243,601,570
                                                              ------------  ------------  ------------
                                                                47,981,905    47,630,984    45,221,804
Interest income (expense), net (Note 3).....................     1,425,788      (316,316)      179,471
                                                              ------------  ------------  ------------
Income before income taxes..................................    49,407,693    47,314,668    45,401,275
Income taxes (Note 2).......................................    19,520,000    18,220,000    17,480,000
                                                              ------------  ------------  ------------
Net income..................................................  $ 29,887,693  $ 29,094,668  $ 27,921,275
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------
Earnings per common and common equivalent share (Notes 1 and
  7)........................................................         $1.19         $1.12         $1.05
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

INTERNATIONAL DAIRY QUEEN, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

.......................................................................................................................
                                                            COMMON STOCK                                    CUMULATIVE
                                                         -------------------    PAID-IN       RETAINED     TRANSLATION
                                                          CLASS A   CLASS B     CAPITAL       EARNINGS      ADJUSTMENT
.......................................................................................................................
Balance at November 30, 1990...........................  $  57,756  $ 32,042  $ 4,371,045  $   78,723,831  $     40,763
  Three-for-one stock split -- issued 11,559,302 shares
   of Class A common stock and 6,400,358 shares of
   Class B common stock................................    115,593    64,004     (179,597)       --             --
  Purchase and constructive retirement of 455,450
   shares of Class A common stock......................     (4,555)    --         (70,958)     (9,330,515)      --
  Purchase and constructive retirement of 239,807
   shares of Class B common stock......................     --        (2,398)     (37,361)     (5,167,249)      --
  Exercise of incentive stock options -- issued 374
   shares of Class A common stock......................          4     --           5,732        --             --
  Conversion of 35,860 shares of Class B common stock
   to 35,860 shares of Class A common stock............        359      (359)     --             --             --
  Net income...........................................     --         --         --           27,921,275       --
  Translation adjustment for 1991......................     --         --         --             --             233,663
                                                         ---------  --------  -----------  --------------  ------------
Balance at November 30, 1991...........................    169,157    93,289    4,088,861      92,147,342       274,426
  Purchase and constructive retirement of 569,083
   shares of Class A common stock......................     (5,691)    --         (91,213)     (9,803,388)      --
  Purchase and constructive retirement of 106,888
   shares of Class B common stock......................     --        (1,069)     (17,132)     (2,007,755)      --
  Exercise of incentive stock options -- issued 7,619
   shares of Class A common stock......................         76     --         118,842        --             --
  Conversion of 46,927 shares of Class B common stock
   to 46,927 shares of Class A common stock............        469      (469)     --             --             --
  Net income...........................................     --         --         --           29,094,668       --
  Translation adjustment for 1992......................     --         --         --             --          (1,601,604)
                                                         ---------  --------  -----------  --------------  ------------
Balance at November 30, 1992...........................    164,011    91,751    4,099,358     109,430,867    (1,327,178)
  Purchase and constructive retirement of 798,104
   shares of Class A common stock......................     (7,981)    --        (127,920)    (13,500,503)      --
  Purchase and constructive retirement of 89,614 shares
   of Class B common stock.............................     --          (896)     (14,363)     (1,580,130)      --
  Conversion of 56,381 shares of Class B common stock
   to 56,381 shares of Class A common stock............        564      (564)     --             --             --
  Net income...........................................     --         --         --           29,887,693       --
  Translation adjustment for 1993......................     --         --         --             --            (570,021)
                                                         ---------  --------  -----------  --------------  ------------
Balance at November 30, 1993...........................  $ 156,594  $ 90,291  $ 3,957,075  $  124,237,927  $ (1,897,199)
                                                         ---------  --------  -----------  --------------  ------------
                                                         ---------  --------  -----------  --------------  ------------

INTERNATIONAL DAIRY QUEEN, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1993, 1992, 1991

...................................................................................................
                                                                 1993         1992         1991
...................................................................................................
Operating activities:
  Net income................................................  $29,887,693  $29,094,668  $27,921,275
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization...........................    4,086,739    4,100,201    3,870,957
    Provision for losses on accounts and notes receivable...      257,112      255,883      809,434
    Other...................................................      (99,985)     (76,301)     (74,921)
    Changes in operating assets and liabilities (Note 6)....      865,725   (7,168,095)  (6,224,287)
                                                              -----------  -----------  -----------
Net cash provided by operating activities...................   34,997,284   26,206,356   26,302,458
Investing activities:
  Purchase of franchise rights and service contracts........   (1,245,588)  (1,092,811)  (6,085,261)
  Net payments received from (advanced to) operators, under
   secured loans, for store renovations and equipment.......   (5,015,073)   4,930,243   (3,571,889)
  Capital expenditures......................................   (8,505,523)    (857,847)  (1,611,078)
  Proceeds from disposal of capital assets..................      444,984       15,148      222,515
  Other.....................................................       31,197     (191,981)    (193,710)
  Marketable securities.....................................   (2,916,704)  (7,072,786)     --
                                                              -----------  -----------  -----------
Net cash used in investing activities.......................  (17,206,707)  (4,270,034) (11,239,423)
Financing activities:
  Proceeds from issuance of long-term debt..................      --           --        10,000,000
  Principal payments on long-term debt......................  (12,311,900) (11,086,279)  (6,567,281)
  Purchase and retirement of common shares..................  (15,231,793) (11,926,248) (14,613,036)
  Other.....................................................      --           147,425        5,736
                                                              -----------  -----------  -----------
Net cash used in financing activities.......................  (27,543,693) (22,865,102) (11,174,581)
Effect of exchange rate changes on cash.....................     (302,216)    (576,133)      86,363
                                                              -----------  -----------  -----------
Net (decrease) increase in cash and cash equivalents........  (10,055,332)  (1,504,913)   3,974,817
Cash and cash equivalents at beginning of year..............   31,243,394   32,748,307   28,773,490
                                                              -----------  -----------  -----------
Cash and cash equivalents at end of year....................  $21,188,062  $31,243,394  $32,748,307
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

INTERNATIONAL DAIRY QUEEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 1993

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY:
  The consolidated financial statements include the accounts of the Company and its subsidiaries which, with the exception of Firstaff, Inc., are wholly-owned.
  In 1989, the Company acquired a sixty percent interest in Firstaff, Inc., which was accounted for as a purchase; the effect of its inclusion in the Company's consolidated financial statements is not material.

BUSINESS SEGMENT INFORMATION:
  The Company is engaged in principally one business segment -- developing, licensing, franchising and servicing a system of retail stores featuring over-the-counter sales of dairy desserts, food and blended fruit drinks.

CASH EQUIVALENTS:
  Short-term investments with a remaining maturity of ninety days or less at date of purchase are considered cash equivalents.

MARKETABLE SECURITIES:
  Investments with a remaining maturity of more than 90 days at the date of purchase are classified as marketable securities. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold such securities to maturity. Investments are stated at amortized cost, which approximates market value. Interest on securities is included in interest income.

INVENTORIES:
  Inventories consist primarily of store equipment and merchandise and are carried at the lower of cost (first-in, first-out) or market.

FRANCHISE SALES:
  The Company recognizes revenues from initial store franchise fees when the store is opened, and from the sale of area franchise rights over the period when services are expected to be performed. Direct costs incurred prior to store openings are deferred until the revenue is recognized.

DEPRECIATION AND AMORTIZATION:
  Depreciation and amortization of rental properties and property, plant and equipment are provided principally on the straight-line method over estimated useful

lives  of  the  asset  or  the  remaining  term  of  the  lease  for   leasehold
improvements.
  The Company follows a policy of amortizing the cost of franchise rights and service contracts acquired subsequent to 1970 over forty years. The cost of acquisitions prior to 1971 (approximately $12,800,000) is not being amortized.

COMMITTED ADVERTISING:
  Committed advertising represents unexpended amounts received from franchisees to finance national and regional advertising programs.

INCOME TAXES:
  The Company has not provided for income taxes on the undistributed earnings of its Canadian subsidiaries (approximately $7,600,000 at November 30, 1993). To the extent these earnings may be repatriated, foreign tax credits will be available to substantially eliminate any additional U.S. income taxes which might otherwise result from such repatriation.
  The Company is required to adopt FASB Statement No. 109, "Accounting for Income Taxes," in the first quarter of fiscal year 1994 which will result in an estimated increase in deferred tax liabilities of approximately $10 million. The Company expects to restate prior year financial statements with the effect of adopting the new rules reflected as an adjustment to retained earnings as of November 30, 1991.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
  Earnings per common share amounts are based on the adjusted weighted average number of common and common equivalent shares outstanding during each year (1993
- -- 25,103,918; 1992 -- 26,036,321 and 1991 -- 26,587,568).

CONCENTRATIONS OF CREDIT RISK:
  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts and notes receivable.
  The Company places its temporary cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure of any one financial institution. Accounts receivable are generally unsecured; however, concentrations of credit risk with respect to these receivables are limited due to the large number of customers and their dispersion across many different geographic areas. Notes receivable are generally secured by the equipment purchased or the existing franchise agreement.
2.INCOME TAXES

  United States income before income taxes, which includes charges for foreign exchange losses, was: $44,730,521, $42,448,669 and $40,137,960 in 1993, 1992 and
1991, respectively. Foreign income before income taxes, which includes certain nontax-deductible charges was: $4,677,172, $4,865,998 and $5,263,315 in 1993,
1992 and 1991, respectively.

  Income taxes consist of the following (000s omitted):

                                               1993         1992         1991
                                              -------      -------      -------
Current:
  U.S. federal..........................      $13,913      $13,074      $12,661
  State.................................        2,489        2,285        1,847
  Foreign...............................        2,807        2,682        3,107
                                              -------      -------      -------
                                               19,209       18,041       17,615
Deferred:
  U.S. federal..........................          102          165         (147)
  State.................................           13           28          (18)
  Foreign...............................          196          (14)          30
                                              -------      -------      -------
                                                  311          179         (135)
                                              -------      -------      -------
                                              $19,520      $18,220      $17,480
                                              -------      -------      -------
                                              -------      -------      -------

  Included in foreign taxes are taxes withheld by foreign countries on dividends and service fees received by U.S. entities.
  Deferred income taxes relate principally to differences in amortization of franchise rights and service contracts for financial statement and income tax purposes.

  The following is a reconciliation of differences between the U.S. federal statutory income tax rate and the consolidated effective tax rate:

                                               1993         1992         1991
                                              -------      -------      -------
U.S. federal statutory rate.............        34.9%        34.0%        34.0%
State income taxes, net of federal
 effect.................................         3.3          3.2          2.7
Foreign income taxes....................          .9          1.1          1.6
Other, net..............................          .4           .2           .2
                                              -------      -------      -------
Consolidated effective tax rate.........        39.5%        38.5%        38.5%
                                              -------      -------      -------
                                              -------      -------      -------

  The Internal Revenue Service's examination of the Company's consolidated federal income tax returns for the years ended November 30, 1986 through 1990 was concluded in 1993 without significant adjustments.

3.LONG-TERM DEBT

  Long-term debt is summarized as follows (000's omitted):

                                                                                         1993          1992
                                                                                        -------       -------
8.25% subordinated capital notes, maturing in December of 1996..................        $11,509       $11,509
8.99% senior notes, maturing in November of 1993................................          --           10,000
8.45% senior notes, maturing in October of 1997.................................         10,000        10,000
8.03% senior notes, maturing at various dates through February of 1994 (current
 maturities -- $1,429 at 1993 and 1992).........................................          1,429         2,857
6% to 12% notes payable, secured by certain franchise rights and service contracts, maturing at various dates through October of 2000 (current
 maturities -- $383 and $351 at 1993 and 1992, respectively)....................          2,389         2,741
Obligations under capital leases (current maturities -- $36 and $67 at 1993 and
 1992, respectively)............................................................             77           145
Other long-term debt (current maturities -- $65 and $193 at 1993 and 1992,
 respectively)..................................................................            411           608
                                                                                        -------       -------
                                                                                         25,815        37,860
Less current maturities.........................................................          1,913        12,040
                                                                                        -------       -------
                                                                                        $23,902       $25,820
                                                                                        -------       -------
                                                                                        -------       -------

  The Company has entered into an interest rate swap agreement to effectively convert the 8.45% senior notes to variable rate debt through November 17, 1994. The effective variable rate was 7.20% at November 30, 1993. Rates are based on LIBOR and reset every six months. The differential to be paid or received on interest rate swaps is accrued and charged or credited to interest expense over the term of the agreement.

  The capital notes are subordinated to the senior notes, which are guaranteed by certain of the Company's subsidiaries.

  The Company's senior notes and the capital note indentures contain provisions which, among other things, limit additional indebtedness and commitments under lease agreements and limit the amount available for dividends or purchase of the Company's capital stock, the most restrictive of which is that dividends are limited to 100% of net income for the fiscal year immediately preceding the year in which any such dividend is paid.

  Aggregate maturities of long-term debt for the years subsequent to November 30, 1993 are: $1,913,481, $486,701, $11,976,568, $10,401,207, $417,208 and
$620,086 in 1994, 1995, 1996, 1997, 1998 and thereafter, respectively.
  Interest income (expense), net, consists of interest income of $3,623,159, $3,575,249 and $3,990,429 in 1993, 1992 and 1991, respectively, and interest expense of  $2,197,371,  $3,891,565  and  $3,810,958 in  1993,  1992  and  1991,
respectively.
4.LEASES

  The Company and its subsidiaries have leases for retail stores, administrative facilities and equipment. Certain of the leased properties are subleased to franchise operators under noncancellable operating subleases, with rentals generally equal to or greater than rentals payable on the prime leases. Most of the leases and subleases require the lessee to pay executory costs (property taxes, maintenance, and insurance); and many of the leases provide for one or more renewal options. In addition, Company-owned real estate has been leased to franchise operators under long-term leases.

  Total operating lease rental expense in the statement of income, including rentals on leases with terms of one year or less and including executory costs when included in rent, is summarized as follows (000's omitted):

                                               1993         1992         1991
                                              -------      -------      -------
Minimum rentals.........................      $ 8,926      $10,519      $11,610
Contingent rentals......................          483          557          669
Less sublease income:
  Minimum rentals.......................       (6,771)      (7,669)      (8,839)
  Contingent rentals....................         (576)        (649)        (760)
                                              -------      -------      -------
                                              $ 2,062      $ 2,758      $ 2,680
                                              -------      -------      -------
                                              -------      -------      -------

  Minimum future rental obligations, excluding executory costs included in rentals, under operating leases at November 30, 1993 are $4,771,687, $4,030,398, $3,212,886, $2,606,340, $2,127,396 and $6,233,149 in 1994, 1995, 1996, 1997,
1998 and thereafter, respectively.
  Minimum future rental receivables under operating leases at November 30, 1993 are $4,528,944, $3,845,727, $2,914,551, $2,360,273, $1,893,269 and $5,968,673 in
1994, 1995, 1996, 1997, 1998 and thereafter, respectively.

5.RENTAL PROPERTIES AND PROPERTY, PLANT AND
  EQUIPMENT

  Rental properties and property, plant and equipment consist of (000's omitted):

                                                           1993          1992
                                                          -------       -------
Rental properties, at cost:
  Land............................................        $   440       $   421
  Buildings.......................................          2,182         1,490
  Equipment.......................................            795           462
  Leasehold improvements..........................          1,459         2,097
                                                          -------       -------
                                                            4,876         4,470
Less accumulated depreciation.....................          1,635         2,088
                                                          -------       -------
                                                          $ 3,241       $ 2,382
                                                          -------       -------
                                                          -------       -------
Property, plant and equipment, at cost:
  Land............................................        $   800       $    45
  Buildings.......................................          5,459         1,082
  Equipment.......................................         11,570        10,359
  Leasehold improvements..........................            362         2,025
                                                          -------       -------
                                                           18,191        13,511
Less accumulated depreciation.....................          8,841        10,044
                                                          -------       -------
                                                          $ 9,350       $ 3,467
                                                          -------       -------
                                                          -------       -------

  On December 1, 1992, the Company purchased an office building to be utilized for its principal administrative offices and training center. The land and building acquired was a replacement for office space under leases which expired in July 1993.

6.STATEMENT OF CASH FLOWS

  Changes in operating assets and liabilities included in net cash provided by operating activities (000's omitted):

                                               1993         1992         1991
                                              -------      -------      -------
Accounts and notes receivable...........      $(1,991)     $(7,373)     $(1,320)
Inventories and prepaid expenses........           86          546          609
Drafts and accounts payable.............            5         (542)        (146)
Committed advertising...................          513        1,615       (2,224)
Other liabilities.......................          792          125       (3,726)
Income taxes payable....................          896       (2,012)         541
Deferred franchise income...............         (116)        (188)          42
Deferred income taxes...................          681          661        --
                                              -------      -------      -------
                                              $   866      $(7,168)     $(6,224)
                                              -------      -------      -------
                                              -------      -------      -------

  Supplementary disclosures to consolidated statement of cash flows:

  Cash payments for income taxes, net of refunds, were $18,797,712, $19,989,926 and $17,153,932 in 1993, 1992 and 1991, respectively; in these periods interest payments were $2,545,033, $4,052,302 and $3,703,994, respectively.

  The   Company  incurred  liabilities  of   $120,000  and  $1,489,900  for  the
acquisition of franchise rights in 1992 and 1991, respectively, and $267,693 and $254,200 for the acquisition of fixed assets in 1993 and 1991, respectively.

7.STOCKHOLDERS' EQUITY

  Class A common stock is entitled to dividends of 110% of dividends paid on Class B common stock, other than dividends payable solely in Company stock. Class A common stock has more limited voting rights than Class B common stock. Generally, the holders of Class A common stock are entitled to elect 25% of the Company's Board of Directors, but, except as otherwise required by law, shall not be entitled to vote on any other matter. Class A common stock also has certain liquidation preferences which, among other things, provide for a minimum distribution to holders of Class A common stock before any distributions are made to holders of Class B common stock. Class B common stock may be converted into Class A common stock at the option of the holder.

  In 1993, the Company purchased and constructively retired 798,104 shares of Class A common stock at an average price of $17.09 per share and 89,614 shares of Class B common stock at an average price of $17.80 per share. In 1992, the Company purchased and constructively retired 569,083 shares of Class A common stock at an average price of $17.40 per share and 106,888 shares of Class B common stock at an average price of $18.95 per share. The number of retired shares has been eliminated from common stock and the cost allocated between common stock, additional paid-in capital and retained earnings.
  During 1993, the Company adopted its Incentive Stock Option Plan of 1993 which provides for the granting of options to key employees of the Company and its subsidiaries to purchase common shares. The plan also reserves 600,000 shares of Class A common stock for issuance thereunder. Under this plan, the option price per share may not be less than the fair market value of a share on the date of grant. One year after the grant, 25% of granted options become exercisable with an additional 25% becoming exercisable each year thereafter.
  Stock option activity under this plan is summarized as follows:

                                                NUMBER
                                               OF SHARES          PRICE RANGE
                                              -----------       ----------------
Outstanding at November 30, 1991........        334,440          $15.33-$16.50
  Granted...............................        231,700              20.25
  Canceled..............................        (10,108)         $15.33-$20.25
  Exercised.............................         (7,619)         $15.33-$16.50
                                              -----------
Outstanding at November 30, 1992........        548,413          $15.33-$20.25
  Granted...............................        251,300              17.50
  Canceled..............................        (28,707)         $15.33-$20.25
  Exercised.............................         --
                                              -----------
Outstanding at November 30, 1993........        771,006
                                              -----------
                                              -----------
Exercisable at November 30, 1993........        245,172
                                              -----------
                                              -----------

  At November 30, 1993, shares of authorized Class A common stock were reserved as follows:

Conversion of Class B common stock into
 Class A common stock...................        9,029,137
Exercise of Incentive Stock Option Plan
 options................................        1,129,073
                                              -----------
                                               10,158,210
                                              -----------
                                              -----------

8.QUARTERLY FINANCIAL DATA (UNAUDITED)

  Quarterly operating data for 1993 and 1992 are as follows (000's omitted, except per share amounts):

                                                                     1993                                    1992
                                                     -------------------------------------   -------------------------------------
                                                      FIRST    SECOND     THIRD    FOURTH     First    Second     Third    Fourth
                                                     QUARTER   QUARTER   QUARTER   QUARTER   Quarter   Quarter   Quarter   Quarter
                                                     -------   -------   -------   -------   -------   -------   -------   -------
Net sales.........................................   $44,455   $68,609   $77,211   $51,337   $42,621   $67,778   $70,903   $46,749
Cost of sales.....................................    39,927    61,471    69,531    46,226    38,283    60,785    63,616    41,966
                                                     -------   -------   -------   -------   -------   -------   -------   -------
                                                       4,528     7,138     7,680     5,111     4,338     6,993     7,287     4,783
Service fees and other revenues...................    13,920    18,723    21,562    15,277    14,044    18,694    21,044    15,277
                                                     -------   -------   -------   -------   -------   -------   -------   -------
                                                      18,448    25,861    29,242    20,388    18,382    25,687    28,331    20,060
Other costs and expenses..........................    11,267    11,975    11,593    11,122    11,104    11,383    11,157    11,185
Net interest income...............................       217       301       358       550      (122)     (190)      (48)       44
                                                     -------   -------   -------   -------   -------   -------   -------   -------
Income before taxes...............................     7,398    14,187    18,007     9,816     7,156    14,114    17,126     8,919
Income taxes......................................     2,850     5,460     7,330     3,880     2,750     5,440     6,590     3,440
                                                     -------   -------   -------   -------   -------   -------   -------   -------
Net income........................................   $ 4,548   $ 8,727   $10,677   $ 5,936   $ 4,406   $ 8,674   $10,536   $ 5,479
                                                     -------   -------   -------   -------   -------   -------   -------   -------
                                                     -------   -------   -------   -------   -------   -------   -------   -------
Earnings per share................................   $   .18   $   .35   $   .43   $   .24   $   .17   $   .33   $   .41   $   .21
                                                     -------   -------   -------   -------   -------   -------   -------   -------
                                                     -------   -------   -------   -------   -------   -------   -------   -------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
International Dairy Queen, Inc.

  We have audited the accompanying consolidated balance sheet of International Dairy Queen, Inc. as of November 30, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Dairy Queen, Inc. at November 30, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1993, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG
Minneapolis, Minnesota
January 11, 1994