Form 10-K, Exhibit 13
period 1994-11-30
INTERNATIONAL DAIRY QUEEN INC
filed 1995-02-13
CIK 51207

                                                                      EXHIBIT 13

  The following are portions of the 1994 Annual Report of International Dairy Queen, Inc. incorporated by reference to Form 10-K for the fiscal year ended November 30, 1994.

                                                                                                      Exhibit Page #
                                                                                                      ---------------

Selected Financial Data
Financial statements:                                                                                            2
- - ----------------------------------------------------------------------------------------------------
Consolidated balance sheet at November 30, 1994 and 1993............................................           3-4
Consolidated statement of income for each of the three years in the period ended November 30,
  1994..............................................................................................             5
Consolidated statement of stockholders' equity for each of the three years in the period ended
  November 30, 1994.................................................................................             6
Consolidated statement of cash flows for each of the three years in the period ended November 30,
  1994..............................................................................................             7
Notes to consolidated financial statements..........................................................          8-11
Report of Independent Auditors......................................................................            12

                             SELECTED FINANCIAL DATA
                   (000's omitted, except per share amounts)

- - ----------------------------------------------------------------------------------------------------------------------------------
 Years Ended November 30:         1994      1993      1992      1991      1990      1989      1988      1987      1986      1985
- - ----------------------------------------------------------------------------------------------------------------------------------

OPERATIONS
Revenues:
  Net sales...................  $268,804  $241,612  $228,051  $221,726  $216,080  $192,063  $181,856  $165,377  $146,085  $126,381
  Service fees................    54,170    51,601    50,627    46,933    45,065    42,387    40,603    33,389    28,242    24,939
  Real estate finance and
   rental income..............     8,081     8,988     9,984    11,308    12,480    12,810    12,854     5,151     2,553     2,488
  Other.......................     9,777     8,893     8,448     8,856     9,480     7,769     7,916     6,985     6,406     4,860
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                 340,832   311,094   297,110   288,823   283,105   255,029   243,229   210,902   183,286   158,668
Costs and expenses:
  Cost of sales...............   242,413   217,155   204,650   197,714   191,665   170,533   161,954   148,409   131,216   113,598
  Expenses applicable to real
   estate finance and rental
   income.....................     7,572     8,441     9,357    10,677    11,816    11,975    12,030     4,537     2,006     1,963
  Selling, general and
   administrative.............    40,494    37,516    35,472    35,211    36,033    33,075    33,964    29,241    24,617    21,300
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                 290,479   263,112   249,479   243,602   239,514   215,583   207,948   182,187   157,839   136,861
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                  50,353    47,982    47,631    45,221    43,591    39,446    35,281    28,715    25,447    21,807
Interest income (expense),
 net..........................     1,578     1,426      (316)      180       232      (615)   (1,755)   (1,957)   (2,223)   (2,590)
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Income before income taxes....    51,931    49,408    47,315    45,401    43,823    38,831    33,526    26,758    23,224    19,217
Income taxes..................    20,510    19,520    18,220    17,480    17,310    15,540    13,410    11,850    11,170     9,550
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Net income....................  $ 31,421  $ 29,888  $ 29,095  $ 27,921  $ 26,513  $ 23,291  $ 20,116  $ 14,908  $ 12,054  $  9,667
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Earnings per common and common
 equivalent share.............     $1.30     $1.19     $1.12     $1.05      $.97      $.83      $.70      $.51      $.42      $.33
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
Average common and common
 equivalent shares
 outstanding..................    24,261    25,103    26,036    26,588    27,427    28,213    28,841    29,060    28,993    29,583

BALANCE SHEET DATA
 (at period end):
Total assets..................  $196,496  $184,398  $179,480  $174,951  $161,400  $129,136  $115,047  $118,944  $ 82,208  $ 69,983
Long-term debt................    23,344    23,902    25,820    46,011    41,813    21,699    26,953    36,842    27,879    29,289
Working capital...............    53,891    36,382    35,570    36,682    29,142    19,806     7,703     3,746     8,363     1,395
Total stockholders'
 equity (1)...................   131,361   116,685   102,599    96,773    83,225    75,704    57,738    43,497    28,979    14,014

- - --------------------------
(1) During the above periods the Company purchased shares of its common stock as follows: 1994 -- 975,254 shares; 1993 -- 887,718 shares; 1992 -- 675,971 shares; 1991 -- 695,257 shares; 1990  -- 1,057,761 shares; 1989 --  434,346 shares;  1988 -- 600,834 shares;  1987 -- 86,100 shares;  1986 -- none; and
     1985 -- 1,810,680 shares. The aggregate cost of these repurchases was $97,223,207 which amount has been charged to stockholders' equity.

     On December 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes", which resulted in the restatement of the
     Company's previously issued consolidated financial statements. The principal effect of the restatement was to record a net increase in deferred taxes and a reduction of $9,860,000 in retained earnings as of December 1, 1991.

                        INTERNATIONAL DAIRY QUEEN, INC.

                           CONSOLIDATED BALANCE SHEETS
                           November 30, 1994 and 1993

- - -------------------------------------------------------------------------
                   ASSETS                          1994          1993
- - -------------------------------------------------------------------------
                                                              (Restated)
Current assets:
  Cash and cash equivalents..................  $ 31,766,220  $ 21,188,062
  Marketable securities......................     6,956,192     9,989,490
  Notes receivable, less allowance for
   doubtful notes of $47,843 and $57,552 in
   1994 and 1993, respectively...............     7,318,076     3,411,747
  Accounts receivable, less allowance for
   doubtful accounts of $562,895 and $781,588
   in 1994 and 1993, respectively............    25,089,704    23,247,355
  Inventories................................     5,403,560     4,560,714
  Prepaid expenses...........................     2,372,108     1,086,561
  Miscellaneous..............................     1,346,037     1,476,043
                                               ------------  ------------
      Total current assets...................    80,251,897    64,959,972

Other assets:
  Notes receivable, less allowance for
   doubtful notes of $5,931 in 1993..........    14,484,091    21,406,772
  Miscellaneous..............................     1,305,087     1,630,849
                                               ------------  ------------
      Total other assets.....................    15,789,178    23,037,621

Other revenue producing assets:
  Franchise rights and service contracts, at
   cost less accumulated amortization of
   $19,939,686 and $17,767,049 in 1994 and
   1993, respectively (Note 3)...............    87,754,481    83,770,710
  Rental properties, net (Note 5)............     2,894,628     3,241,108
  Miscellaneous..............................        22,999        39,036
                                               ------------  ------------
      Total other revenue producing assets...    90,672,108    87,050,854
Property, plant and equipment, net (Note
 5)..........................................     9,783,053     9,349,670
                                               ------------  ------------
                                               $196,496,236  $184,398,117
                                               ------------  ------------
                                               ------------  ------------

                            See accompanying notes.

                           November 30, 1994 and 1993

- - -------------------------------------------------------------------------
    LIABILITIES AND STOCKHOLDERS' EQUITY           1994          1993
- - -------------------------------------------------------------------------
                                                              (Restated)
Current liabilities:
  Drafts and accounts payable................  $ 17,127,108  $ 16,791,824
  Committed advertising......................     1,108,279     2,092,851
  Other liabilities..........................     7,318,827     6,761,960
  Income taxes payable.......................       438,753     1,017,626
  Current maturities of long-term debt (Note
   3)........................................       367,462     1,913,481
                                               ------------  ------------
      Total current liabilities..............    26,360,429    28,577,742
Deferred franchise income....................       435,983       278,917
Deferred income taxes (Note 2)...............    14,995,000    14,955,000
Long-term debt (Note 3)......................    23,343,752    23,901,770

Contingencies and commitments (Note 4)

Stockholders' equity (Note 7):
  Class A common stock, $.01 par value:
    Authorized shares -- 32,000,000
    Issued and outstanding shares --
     14,917,219 (15,659,400 in 1993).........       149,172       156,594
  Class B common stock, $.01 par value:
    Authorized shares -- 10,000,000
    Issued and outstanding shares --
     8,815,980 (9,029,137 in 1993)...........        88,160        90,291
  Paid-in capital............................     4,109,104     3,957,075
  Retained earnings (Note 3).................   129,232,252   114,377,927
  Equity adjustment from foreign currency
   translation...............................    (2,217,616)   (1,897,199)
                                               ------------  ------------
      Total stockholders' equity.............   131,361,072   116,684,688
                                               ------------  ------------
                                               $196,496,236  $184,398,117
                                               ------------  ------------
                                               ------------  ------------

                            See accompanying notes.

                        INTERNATIONAL DAIRY QUEEN, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Year Ended November 30, 1994, 1993 and 1992

- - ---------------------------------------------------------------------------------------
                                                   1994          1993          1992

- - ---------------------------------------------------------------------------------------

Revenues:
  Net sales..................................  $268,804,179  $241,611,862  $228,051,236
  Service fees...............................    54,170,022    51,601,113    50,626,542
  Franchise sales and other fees.............     8,627,218     7,625,539     7,010,918
  Real estate finance and rental income......     8,081,030     8,988,027     9,984,184
  Other......................................     1,150,051     1,267,434     1,436,944
                                               ------------  ------------  ------------
                                                340,832,500   311,093,975   297,109,824

Costs and expenses:
  Cost of sales..............................   242,412,898   217,154,994   204,649,409
  Expenses applicable to real estate finance
   and rental income.........................     7,571,984     8,441,375     9,357,056
  Selling, general and administrative........    40,494,230    37,515,701    35,472,375
                                               ------------  ------------  ------------
                                                290,479,112   263,112,070   249,478,840
                                               ------------  ------------  ------------
                                                 50,353,388    47,981,905    47,630,984
Interest income (expense), net (Note 3)......     1,577,511     1,425,788      (316,316)
                                               ------------  ------------  ------------
Income before income taxes...................    51,930,899    49,407,693    47,314,668
Income taxes (Note 2)........................    20,510,000    19,520,000    18,220,000
                                               ------------  ------------  ------------
Net income...................................  $ 31,420,899  $ 29,887,693  $ 29,094,668
                                               ------------  ------------  ------------
                                               ------------  ------------  ------------
Earnings per common and common equivalent
 share (Notes 1 and 7).......................         $1.30         $1.19         $1.12
                                               ------------  ------------  ------------
                                               ------------  ------------  ------------

                            See accompanying notes.

                        INTERNATIONAL DAIRY QUEEN, INC.
                            CONSOLIDATED STATEMENT OF
                              STOCKHOLDERS' EQUITY
                  Year Ended November 30, 1994, 1993 and 1992

- - -------------------------------------------------------------------------------------------------------
                                                 Common Stock                               Cumulative
                                               -----------------   Paid-in      Retained    Translation
                                               Class A   Class B   Capital      Earnings    Adjustment

- - -------------------------------------------------------------------------------------------------------
                                                                               (Restated)
Balance at November 30, 1991.................  $169,157  $93,289  $4,088,861  $ 92,147,342  $   274,426
  Cumulative effect of change in accounting
   for income taxes..........................     --       --         --        (9,860,000)     --
  Purchase and constructive retirement of
   569,083 shares of Class A common stock....    (5,691)   --        (91,213)   (9,803,388)     --
  Purchase and constructive retirement of
   106,888 shares of Class B common stock....     --      (1,069)    (17,132)   (2,007,755)     --
  Exercise of incentive stock options --
   issued 7,619 shares of Class A common
   stock.....................................        76    --        118,842       --           --
  Conversion of 46,927 shares of Class B
   common stock to 46,927 shares of Class A
   common stock..............................       469     (469)     --           --           --
  Net income.................................     --       --         --        29,094,668      --
  Translation adjustment for 1992............     --       --         --           --        (1,601,604)
                                               --------  -------  ----------  ------------  -----------
Balance at November 30, 1992.................   164,011   91,751   4,099,358    99,570,867   (1,327,178)
  Purchase and constructive retirement of
   798,104 shares of Class A common stock....    (7,981)   --       (127,920)  (13,500,503)     --
  Purchase and constructive retirement of
   89,614 shares of Class B common stock.....     --        (896)    (14,363)   (1,580,130)     --
  Conversion of 56,381 shares of Class B
   common stock to 56,381 shares of Class A
   common stock..............................       564     (564)     --           --           --
  Net income.................................     --       --         --        29,887,693      --
  Translation adjustment for 1993............     --       --         --           --          (570,021)
                                               --------  -------  ----------  ------------  -----------
Balance at November 30, 1993.................   156,594   90,291   3,957,075   114,377,927   (1,897,199)
  Purchase and constructive retirement of
   805,481 shares of Class A common stock....    (8,055)   --       (133,637)  (13,678,764)     --
  Purchase and constructive retirement of
   169,773 shares of Class B common stock....     --      (1,697)    (28,167)   (2,887,810)     --
  Exercise of incentive stock options --
   issued 19,916 shares of Class A common
   stock.....................................       199    --        313,833       --           --
  Conversion of 43,384 shares of Class B
   common stock to 43,384 shares of Class A
   common stock..............................       434     (434)     --           --           --
  Net income.................................     --       --         --        31,420,899      --
  Translation adjustment for 1994............     --       --         --           --          (320,417)
                                               --------  -------  ----------  ------------  -----------
Balance at November 30, 1994.................  $149,172  $88,160  $4,109,104  $129,232,252  $(2,217,616)
                                               --------  -------  ----------  ------------  -----------
                                               --------  -------  ----------  ------------  -----------

                            See accompanying notes.

                        INTERNATIONAL DAIRY QUEEN, INC.
                            CONSOLIDATED STATEMENT OF
                                   CASH FLOWS
                  Year Ended November 30, 1994, 1993 and 1992

- - -------------------------------------------------------------------------------
                                             1994         1993         1992

- - -------------------------------------------------------------------------------

Operating activities
  Net income............................  $31,420,899  $29,887,693  $29,094,668
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization.......    4,293,917    4,086,739    4,100,201
    Provision for losses on accounts and
     notes receivable...................      347,771      257,112      255,883
    Other...............................        2,902      (99,985)     (76,301)
    Changes in operating assets and
     liabilities (Note 6)...............   (2,304,869)     865,725   (7,168,095)
                                          -----------  -----------  -----------
Net cash provided by operating
 activities.............................   33,760,620   34,997,284   26,206,356

Investing activities
  Purchase of franchise rights and
   service contracts....................   (3,662,463)  (1,245,588)  (1,092,811)
  Net payments (advanced to) received
   from operators, under secured loans,
   for store renovations and
   equipment............................   (2,046,425)  (5,015,073)   4,930,243
  Capital expenditures..................   (1,902,968)  (8,505,523)    (857,847)
  Maturities of marketable securities...    9,789,490    2,184,557      --
  Investments in marketable
   securities...........................   (6,756,192)  (5,101,261)  (7,072,786)
  Proceeds from disposal of capital
   assets...............................       12,382      444,984       15,148
  Other.................................       16,039       31,197     (191,981)
                                          -----------  -----------  -----------
Net cash used in investing activities...   (4,550,137) (17,206,707)  (4,270,034)

Financing activities
  Principal payments on long-term
   debt.................................   (2,103,785) (12,311,900) (11,086,279)
  Purchase and retirement of common
   shares...............................  (16,738,130) (15,231,793) (11,926,248)
  Other.................................      314,030      --           147,425
                                          -----------  -----------  -----------
Net cash used in financing activities...  (18,527,885) (27,543,693) (22,865,102)
Effect of exchange rate changes on
 cash...................................     (104,440)    (302,216)    (576,133)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................   10,578,158  (10,055,332)  (1,504,913)
Cash and cash equivalents at beginning
 of year................................   21,188,062   31,243,394   32,748,307
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 year...................................  $31,766,220  $21,188,062  $31,243,394
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

                            See accompanying notes.

                        INTERNATIONAL DAIRY QUEEN, INC.
                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS
                        November 30, 1994, 1993 and 1992

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

MARKETABLE SECURITIES:

  Investments with a remaining maturity of more than ninety days at the date of purchase are classified as marketable securities. Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold such securities to maturity. Investments are stated at amortized cost, which approximates market value. Interest on securities is included in interest income.

DEPRECIATION AND AMORTIZATION:

  Depreciation and amortization of rental properties and property, plant and equipment are provided principally on the straight-line method over estimated useful lives of the asset or the remaining term of the lease for leasehold improvements.
  The Company follows a policy of amortizing the cost of franchise rights and service contracts acquired subsequent to 1970 over forty years. The cost of acquisitions prior to 1971 (approximately $12,800,000) is not being amortized.
  The Company periodically evaluates the existence of potential impairment of franchise rights by assessing whether the carrying value of franchise rights is fully recoverable from projected, undiscounted net cash flows from the underlying service fees.

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

INCOME TAXES:

  The Company has not provided for income taxes on the undistributed earnings of its Canadian subsidiaries (approximately $8,300,000 at November 30, 1994). To the extent these earnings may be repatriated, foreign tax credits will be available to substantially eliminate any additional U.S. income taxes which might otherwise result from such repatriation.
  On December 1, 1993, the Company adopted FASB Statement No. 109, (FAS 109) "Accounting for Income Taxes" which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Deferred tax assets and liabilities are calculated based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.
  The adoption of FAS 109 resulted in the restatement of the Company's previously issued consolidated financial statements, the principle effect of which was to record a net increase in deferred taxes and a reduction of $9,860,000 in retained earnings as of December 1, 1991. These changes related principally to the differences in the amortization of franchise rights and service contracts for financial statement and income tax purposes. The adoption of FAS 109 had no impact on previously reported net income.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:

  Earnings per common share amounts are based on the adjusted weighted average number of common and common equivalent shares outstanding during each year of 24,261,165, 25,103,918 and 26,036,321 in 1994, 1993 and 1992, respectively.

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

  United States income before income taxes, which includes charges for foreign exchange losses, was: $48,062,230, $44,730,521 and $42,448,670 in 1994, 1993 and
1992, respectively. Foreign income before income taxes, which includes certain nontax-deductible charges was: $3,868,669, $4,677,172 and $4,865,998 in 1994,
1993 and 1992, respectively.
  Income taxes consist of the following (000's omitted):

                                                               1994     1993     1992
                                                              -------  -------  -------
Current:
  U.S. federal..............................................  $15,126  $13,913  $13,074
  State.....................................................    2,574    2,489    2,285
  Foreign...................................................    2,703    2,807    2,682
                                                              -------  -------  -------
                                                               20,403   19,209   18,041
Deferred:
  U.S. federal..............................................      144      102      165
  State.....................................................       20       13       28
  Foreign...................................................      (57)     196      (14)
                                                              -------  -------  -------
                                                                  107      311      179
                                                              -------  -------  -------
                                                              $20,510  $19,520  $18,220
                                                              -------  -------  -------
                                                              -------  -------  -------

  Included in foreign taxes are taxes withheld by foreign countries on dividends and service fees received by U.S. entities.
  Deferred income taxes relate principally to differences in amortization of franchise rights and service contracts for financial statement and income tax purposes.

  The following is a reconciliation of differences between the U.S. federal statutory income tax rate and the consolidated effective tax rate:

                                                               1994     1993     1992
                                                              ------   ------   ------
U.S. federal statutory rate.................................   35.0%    34.9%    34.0%
State income taxes, net of federal effect...................    3.3      3.3      3.2
Foreign income taxes........................................    1.0       .9      1.1
Other, net..................................................     .2       .4       .2
                                                              ------   ------   ------
Consolidated effective tax rate.............................   39.5%    39.5%    38.5%
                                                              ------   ------   ------
                                                              ------   ------   ------

  The Internal Revenue Service is currently examining the Company's U.S. consolidated federal income tax returns for the years ended November 30, 1991 through 1993. In the opinion of management, adjustments, if any, resulting from the examinations will not have a materially adverse effect on the Company's financial position or results of operations.

3.LONG-TERM DEBT

  Long-term debt is summarized as follows (000's omitted):

                                                               1994     1993
                                                              -------  -------
8.25% subordinated capital notes, maturing in December of
 1996.......................................................  $11,509  $11,509
8.45% senior notes, maturing in
 October of 1997............................................   10,000   10,000
8.03% senior notes, maturing in
 February of 1994...........................................    --       1,429
6% to 12% notes payable, secured by certain franchise rights and service contracts, maturing at various dates through
 April of 2009 (current maturities -- $302 and $383 at 1994
 and 1993, respectively)....................................    1,818    2,389
Other long-term debt (current maturities -- $50 and $65 at
 1994 and 1993, respectively)...............................      346      411
Obligations under capital leases (current maturities -- $15
 and $36 at 1994 and 1993, respectively)....................       38       77
                                                              -------  -------
                                                               23,711   25,815
Less current maturities.....................................      367    1,913
                                                              -------  -------
                                                              $23,344  $23,902
                                                              -------  -------
                                                              -------  -------

  The capital notes are subordinated to the senior notes, which are guaranteed by certain of the Company's subsidiaries.
  The Company's senior notes and the capital note indentures contain provisions which, among other things, limit additional indebtedness and commitments under lease agreements and limit the amount available for dividends or purchase of the Company's capital stock, the most restrictive of which is that dividends are limited to 100% of net income for the fiscal year immediately preceding the year in which any such dividend is paid.
  Aggregate maturities of long-term debt for the years subsequent to November 30, 1994 are: $367,462, $11,707,979, $10,105,068, $91,729, $99,665 and
$1,339,311 in 1995, 1996, 1997, 1998, 1999 and thereafter, respectively.
  Interest expense (income), net consists of interest income of $3,463,755, $3,623,159 and $3,575,249 in 1994, 1993 and 1992, respectively, and interest expense of  $1,886,244,  $2,197,371  and  $3,891,565 in  1994,  1993  and  1992,
respectively.

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

                                                               1994     1993     1992
                                                              -------  -------  -------
Minimum rentals.............................................  $ 7,710  $ 8,926  $10,519
Contingent rentals..........................................      413      483      557
Less sublease income:
  Minimum rentals...........................................   (6,114)  (6,771)  (7,669)
  Contingent rentals........................................     (463)    (576)    (649)
                                                              -------  -------  -------
                                                              $ 1,546  $ 2,062  $ 2,758
                                                              -------  -------  -------
                                                              -------  -------  -------

  Minimum future rental obligations, excluding executory costs included in rentals, under operating leases at November 30, 1994 are $4,224,679, $3,412,070, $2,804,566, $2,292,789, $1,737,960 and $5,373,843 in 1995, 1996, 1997, 1998,
1999 and thereafter, respectively.
  Minimum future rental receivables under operating leases at November 30, 1994 are $4,289,636, $3,293,134, $2,740,853, $2,207,435, $1,504,777 and $5,223,857 in
1995, 1996, 1997, 1998, 1999 and thereafter, respectively.

5.RENTAL PROPERTIES AND PROPERTY, PLANT AND
  EQUIPMENT

  Rental properties and property, plant and equipment consist of (000's omitted):

                                                               1994     1993
                                                              -------  -------
Rental properties, at cost:
  Land......................................................  $   446  $   440
  Buildings.................................................    1,802    2,182
  Equipment.................................................      789      795
  Leasehold improvements....................................    1,215    1,459
                                                              -------  -------
                                                                4,252    4,876
Less accumulated depreciation...............................    1,357    1,635
                                                              -------  -------
                                                              $ 2,895  $ 3,241
                                                              -------  -------
                                                              -------  -------

Property, plant and equipment, at cost:
  Land......................................................  $   800  $   800
  Buildings.................................................    5,304    5,459
  Equipment.................................................   12,542   11,570
  Leasehold improvements....................................      385      362
                                                              -------  -------
                                                               19,031   18,191
Less accumulated depreciation...............................    9,248    8,841
                                                              -------  -------
                                                              $ 9,783  $ 9,350
                                                              -------  -------
                                                              -------  -------

6.STATEMENT OF CASH FLOWS

  Changes in operating assets and liabilities included in net cash provided by operating activities (000's omitted):

                                                               1994     1993     1992
                                                              -------  -------  -------
Accounts and notes receivable...............................  $ 1,528  $(1,991) $(7,373)
Inventories and prepaid expenses............................   (2,547)      86      546
Drafts and accounts payable.................................      375        5     (542)
Committed advertising.......................................     (970)     513    1,615
Other liabilities...........................................     (440)     792      125
Income taxes payable........................................     (515)     896   (2,012)
Deferred franchise income...................................      157     (116)    (188)
Deferred income taxes.......................................      107      681      661
                                                              -------  -------  -------
                                                              $(2,305) $   866  $(7,168)
                                                              -------  -------  -------
                                                              -------  -------  -------

  Supplementary disclosures to consolidated statement of cash flows:
  Cash payments for income taxes, net of refunds, were $21,062,976 $18,797,712 and $19,989,926 in 1994, 1993 and 1992, respectively; in these periods interest payments were $1,929,624, $2,545,033 and $4,052,302, respectively.
  The Company incurred liabilities for the acquisition of franchise rights of $2,862,504 and $120,000 in 1994 and 1992, respectively, and $267,693 for the acquisition of fixed assets in 1993.

7.STOCKHOLDERS' EQUITY

  Class A common stock is entitled to dividends of 110% of dividends paid on Class B common stock, other than dividends payable solely in Company stock. Class A common stock has more limited voting rights than Class B common stock. Generally, the holders of Class A common stock are entitled to elect 25% of the Company's Board of Directors, but, except as otherwise required by law, shall not be entitled to vote on any other matter. Class A common stock also has certain liquidation preferences which, among other things, provide for a minimum distribution to holders of Class A common stock before any distributions are made to holders of Class B common stock. Class B common stock may be converted into Class A common stock at the option of the holder.
  In 1994, the Company purchased and constructively retired 805,481 shares of Class A common stock at an average price of $17.16 per share and 169,773 shares of Class B common stock at an average price of $17.19 per share. In 1993, the Company purchased and constructively retired 798,104 shares of Class A common stock at an average price of $17.09 per share and 89,614 shares of Class B common stock at an average price of $17.80 per share. The number of retired shares has been eliminated from common stock and the cost allocated between common stock, additional paid-in capital and retained earnings.
  In 1993, the Company adopted its Incentive Stock Option Plan of 1993 which provides for the granting of options to key employees of the Company and its subsidiaries to purchase common shares. The plan also reserves 600,000 shares of Class A common stock for issuance thereunder. Under this plan, the option price per share may not be less than the fair market value of a share on the date of grant. One year after the grant, 25% of granted options become exercisable with an additional 25% becoming exercisable each year thereafter.
  Stock option activity under this plan is summarized as follows:

                                                              NUMBER OF
                                                               SHARES      PRICE RANGE
                                                              ---------   -------------
Outstanding at November 30, 1992............................   548,413    $15.33-$20.25
  Granted...................................................   251,300        17.50
  Canceled..................................................   (28,707)   $15.33-$20.25
  Exercised.................................................     --
                                                              ---------
Outstanding at November 30, 1993............................   771,006    $15.33-$20.25
  Granted...................................................   325,540        16.00
  Canceled..................................................   (38,023)   $15.33-$20.25
  Exercised.................................................   (19,916)   $15.33-$16.50
                                                              ---------
Outstanding at November 30, 1994............................  1,038,607
                                                              ---------
                                                              ---------
Exercisable at November 30, 1994............................   389,900
                                                              ---------
                                                              ---------

  At November 30, 1994, shares of authorized Class A common stock were reserved as follows:

Conversion of Class B common stock into Class A common
 stock......................................................  8,815,980
Exercise of Incentive Stock Option Plan options.............  1,071,134
                                                              ---------
                                                              9,887,114
                                                              ---------
                                                              ---------

8.QUARTERLY FINANCIAL DATA (UNAUDITED)

  Quarterly operating data for 1994 and 1993 are as follows (000's omitted, except per share amounts):

                                                              1994                                1993
                                               ----------------------------------  ----------------------------------
                                                FIRST   SECOND    THIRD   FOURTH    FIRST   SECOND    THIRD   FOURTH
                                               QUARTER  QUARTER  QUARTER  QUARTER  QUARTER  QUARTER  QUARTER  QUARTER
                                               -------  -------  -------  -------  -------  -------  -------  -------
Net sales....................................  $47,103  $76,887  $85,715  $59,099  $44,455  $68,609  $77,211  $51,337
Cost of sales................................   42,538   69,352   77,139   53,384   39,927   61,471   69,531   46,226
                                               -------  -------  -------  -------  -------  -------  -------  -------
                                                 4,565    7,535    8,576    5,715    4,528    7,138    7,680    5,111
Service fees and other revenues..............   14,074   19,791   21,746   16,417   13,920   18,723   21,562   15,277
                                               -------  -------  -------  -------  -------  -------  -------  -------
                                                18,639   27,326   30,322   22,132   18,448   25,861   29,242   20,388
Other costs and expenses.....................   11,377   12,347   12,256   12,086   11,267   11,975   11,593   11,122
Net interest income..........................      362      331      388      497      217      301      358      550
                                               -------  -------  -------  -------  -------  -------  -------  -------
Income before taxes..........................    7,624   15,310   18,454   10,543    7,398   14,187   18,007    9,816
Income taxes.................................    3,010    6,050    7,290    4,160    2,850    5,460    7,330    3,880
                                               -------  -------  -------  -------  -------  -------  -------  -------
Net income...................................  $ 4,614  $ 9,260  $11,164  $ 6,383  $ 4,548  $ 8,727  $10,677  $ 5,936
                                               -------  -------  -------  -------  -------  -------  -------  -------
                                               -------  -------  -------  -------  -------  -------  -------  -------
Earnings per share...........................  $   .19  $   .38  $   .46  $   .27  $   .18  $   .35  $   .43  $   .24
                                               -------  -------  -------  -------  -------  -------  -------  -------
                                               -------  -------  -------  -------  -------  -------  -------  -------

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
International Dairy Queen, Inc.

  We have audited the accompanying consolidated balance sheet of International Dairy Queen, Inc. as of November 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Dairy Queen, Inc. at November 30, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 1, in 1994 the Company changed its method of accounting for income taxes.

                                                [SIGNATURE]
Minneapolis, Minnesota
January 12, 1995