Form 10-K405, Exhibit 13
period 1995-11-30
INTERNATIONAL DAIRY QUEEN INC
filed 1996-02-14
CIK 51207

International Dairy Queen, Inc.

SELECTED FINANCIAL DATA
(000's omitted, except per share amounts)
-------------------------------------------------------------------------------------------------------------
Years ended November 30:                 1995        1994        1993        1992         1991         1990
-------------------------------------------------------------------------------------------------------------

OPERATIONS
Revenues:
     Net sales                        $ 297,723   $ 268,804   $ 241,612   $ 228,051    $ 221,726   $ 216,080
     Service fees                        57,110      54,170      51,601      50,627       46,933      45,065
     Real estate finance
         and rental income                7,543       8,081       8,988       9,984       11,308      12,480
     Other                                9,599       9,777       8,893       8,448        8,856       9,480
-------------------------------------------------------------------------------------------------------------
Total revenues                          371,975     340,832     311,094     297,110      288,823     283,105
-------------------------------------------------------------------------------------------------------------
Costs and expenses:
     Cost of sales                      267,867     242,413     217,155     204,650      197,714     191,665
     Expenses applicable to
         real estate finance and
         rental income                    7,030       7,572       8,441       9,357       10,677      11,816
     Selling, general and
         administrative                  44,481      40,494      37,516      35,472       35,211      36,033
-------------------------------------------------------------------------------------------------------------
Total costs and expenses                319,378     290,479     263,112     249,479      243,602     239,514
-------------------------------------------------------------------------------------------------------------
                                         52,597      50,353      47,982      47,631       45,221      43,591

Interest income (expense), net            2,300       1,578       1,426        (316)         180         232
-------------------------------------------------------------------------------------------------------------
Income before income taxes               54,897      51,931      49,408      47,315       45,401      43,823
Income taxes                             21,680      20,510      19,520      18,220       17,480      17,310
-------------------------------------------------------------------------------------------------------------
Net income                            $  33,217   $  31,421   $  29,888   $  29,095    $  27,921   $  26,513
-------------------------------------------------------------------------------------------------------------
Earnings per common and
    common equivalent share           $    1.43   $    1.30   $    1.19   $    1.12    $    1.05   $     .97
-------------------------------------------------------------------------------------------------------------

Average common and common
    equivalent shares outstanding        23,218      24,261      25,103      26,036       26,588      27,427

BALANCE SHEET DATA (at period end):

Total assets                          $ 211,489   $ 197,887   $ 184,398   $ 179,480    $ 174,951   $ 161,400
Long-term debt                           24,760      23,344      23,902      25,820       46,011      41,813
Working capital                          63,744      55,278      36,382      35,570       36,682      29,142
Total stockholders' equity (1)          147,700     131,361     116,685     102,599       96,773      83,225



(Table Continued From Above)

                                                       International Dairy Queen, Inc.
SELECTED FINANCIAL DATA
(000's omitted, except per share amounts)

---------------------------------------------------------------------------------------
Years ended November 30:                 1989         1988         1987         1986
---------------------------------------------------------------------------------------

OPERATIONS
Revenues:
     Net sales                        $ 192,063    $ 181,856    $ 165,377    $ 146,085
     Service fees                        42,387       40,603       33,389       28,242
     Real estate finance
         and rental income               12,810       12,854        5,151        2,553
     Other                                7,769        7,916        6,985        6,406
----------------------------------------------------------------------------------------
Total revenues                          255,029      243,229      210,902      183,286
----------------------------------------------------------------------------------------
Costs and expenses:
     Cost of sales                      170,533      161,954      148,409      131,216
     Expenses applicable to
         real estate finance and
         rental income                   11,975       12,030        4,537        2,006
     Selling, general and
         administrative                  33,075       33,964       29,241       24,617
----------------------------------------------------------------------------------------
Total costs and expenses                215,583      207,948      182,187      157,839
----------------------------------------------------------------------------------------
                                         39,446       35,281       28,715       25,447

Interest income (expense), net             (615)      (1,755)      (1,957)      (2,223)
----------------------------------------------------------------------------------------
Income before income taxes               38,831       33,526       26,758       23,224
Income taxes                             15,540       13,410       11,850       11,170
----------------------------------------------------------------------------------------
Net income                            $  23,291    $  20,116    $  14,908    $  12,054
----------------------------------------------------------------------------------------
Earnings per common and
    common equivalent share           $     .83    $     .70    $     .51    $     .42
========================================================================================

Average common and common
    equivalent shares outstanding        28,213       28,841       29,060       28,993

BALANCE SHEET DATA (at period end):

Total assets                          $ 129,136    $ 115,047    $ 118,944    $  82,208
Long-term debt                           21,699       26,953       36,842       27,879
Working capital                          19,806        7,703        3,746        8,363
Total stockholders' equity (1)           75,704       57,738       43,497       28,979



(1) During the above periods the Company purchased shares of its common stock as follows: 1995 - 1,005,926 shares; 1994 - 975,254 shares; 1993 - 887,718 shares;
1992 - 675,971 shares; 1991 - 695,257 shares; 1990 - 1,057,761 shares; 1989 -
434,346 shares; 1988 - 600,834 shares; 1987 - 86,100 shares; and 1986 - none.
The aggregate cost of these repurchases was $108,357,768 which has been charged to stockholders' equity.

On December 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes", which resulted in the restatement of the Company's previously issued consolidated financial statements. The principal effect of the restatement was to record a net increase in deferred taxes and a reduction of $9,860,000 in retained earnings as of December 1, 1991.



CONSOLIDATED BALANCE SHEET
                                                                                  November 30
--------------------------------------------------------------------------------------------------------
ASSETS                                                                  1995                     1994
--------------------------------------------------------------------------------------------------------
Current assets:
     Cash and cash equivalents                                      $  34,699,296          $  31,766,220
     Marketable securities                                              7,751,246              6,956,192
     Notes receivable, less allowance for doubtful notes
         of $47,843 in 1994                                             5,740,227              7,318,076
     Accounts receivable, less allowance for doubtful accounts of
         $572,000 and $562,895 in 1995 and 1994, respectively          27,393,504             25,089,704
     Inventories                                                        5,376,178              5,403,560
     Prepaid expenses                                                   2,710,837              3,762,645
     Miscellaneous                                                      2,050,955              1,346,037
--------------------------------------------------------------------------------------------------------
Total current assets                                                   85,722,243             81,642,434
--------------------------------------------------------------------------------------------------------

Other assets:
     Notes receivable                                                  19,839,041             14,484,091
     Miscellaneous                                                      3,776,488              1,305,087
--------------------------------------------------------------------------------------------------------
Total other assets                                                     23,615,529             15,789,178
--------------------------------------------------------------------------------------------------------
Other revenue producing assets:
     Franchise rights and service contracts, at cost less
         accumulated amortization of $22,563,537 and
         $19,939,686 in 1995 and 1994, respectively (Note 3)           88,181,850             87,754,481
     Rental properties, net (Note 5)                                    3,305,341              2,894,628
     Miscellaneous                                                         17,045                 22,999
--------------------------------------------------------------------------------------------------------
Total other revenue producing assets                                   91,504,236             90,672,108
--------------------------------------------------------------------------------------------------------
Property, plant and equipment, net (Note 5)                            10,646,964              9,783,053

--------------------------------------------------------------------------------------------------------
Total assets                                                         $211,488,972           $197,886,773
========================================================================================================


                                                                                  November 30
-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                                    1995                     1994
-------------------------------------------------------------------------------------------------------------------
Current liabilities:
     Drafts and accounts payable                                    $  11,309,771          $  17,127,108
     Committed advertising                                                844,714              2,498,816
     Other liabilities                                                  7,762,106              5,932,161
     Income taxes payable                                               1,731,190                438,753
     Current maturities of long-term debt (Note 3)                        330,244                367,462
-------------------------------------------------------------------------------------------------------------------
Total current liabilities                                              21,978,025             26,364,300
-------------------------------------------------------------------------------------------------------------------

Deferred franchise income                                                 395,852                435,983
Deferred income taxes (Note 2)                                         15,070,000             14,995,000
Long-term debt (Note 3)                                                24,760,321             23,343,752
Other long-term liabilities                                             1,584,340              1,386,666

Contingencies and commitments (Note 4)

Stockholders' equity (Note 7):
     Class A common stock, $.01 par value:
         Authorized shares - 32,000,000
         Issued and outstanding shares - 14,369,440
         (14,917,219 in 1994)                                             143,694                149,172
     Class B common stock, $.01 par value:
         Authorized shares - 10,000,000
         Issued and outstanding shares - 8,418,248
         (8,815,980 in 1994)                                               84,183                 88,160
     Paid-in capital                                                    4,874,823              4,109,104
     Retained earnings (Note 3)                                       144,622,945            129,232,252
     Equity adjustment from foreign currency translation               (2,025,211)            (2,217,616)
-------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                            147,700,434            131,361,072
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                           $211,488,972           $197,886,773
===================================================================================================================



See accompanying notes.


CONSOLIDATED STATEMENT OF INCOME
                                                                     Year ended November 30
-------------------------------------------------------------------------------------------------------------------
                                                           1995               1994              1993
-------------------------------------------------------------------------------------------------------------------
Revenues:
     Net sales                                        $297,723,027       $268,804,179      $241,611,862
     Service fees                                       57,110,333         54,170,022        51,601,113
     Franchise sales and other fees                      8,609,606          8,627,218         7,625,539
     Real estate finance and rental income               7,543,330          8,081,030         8,988,027
     Other                                                 988,795          1,150,051         1,267,434
-------------------------------------------------------------------------------------------------------------------
Total revenues                                         371,975,091        340,832,500       311,093,975
-------------------------------------------------------------------------------------------------------------------

Costs and expenses:
     Cost of sales                                     267,867,004        242,412,898       217,154,994
     Expenses applicable to real estate finance
         and rental income                               7,030,137          7,571,984         8,441,375
     Selling, general and administrative                44,481,531         40,494,230         37,515,701
-------------------------------------------------------------------------------------------------------------------
Total costs and expenses                               319,378,672        290,479,112       263,112,070
-------------------------------------------------------------------------------------------------------------------

                                                        52,596,419         50,353,388        47,981,905

Interest income, net (Note 3)                            2,300,243          1,577,511         1,425,788
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                              54,896,662         51,930,899        49,407,693
Income taxes (Note 2)                                   21,680,000         20,510,000        19,520,000
-------------------------------------------------------------------------------------------------------------------
Net income                                            $ 33,216,662       $ 31,420,899      $ 29,887,693
===================================================================================================================

Earnings per common and common
    equivalent share (Notes 1 and 7)                         $1.43              $1.30             $1.19
===================================================================================================================


See accompanying notes.


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

-------------------------------------------------------------------------------------------------------------------

                                               Common Stock                                   Cumulative
                                             ------------------    Paid-in      Retained      Translation
                                             Class A    Class B    Capital      Earnings      Adjustment
-------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1992                 $164,011  $91,751   $4,099,358   $ 99,570,867   $(1,327,178)
     Purchase and constructive retirement of
         798,104 shares of Class A
         common stock                          (7,981)       -     (127,920)   (13,500,503)            -
     Purchase and constructive retirement of
         89,614 shares of Class B
         common stock                               -     (896)     (14,363)    (1,580,130)            -
     Conversion of 56,381 shares of Class B
         common stock to 56,381 shares of
         Class A common stock                     564     (564)           -              -             -
     Net income                                     -        -            -     29,887,693             -
     Translation adjustment for 1993                -        -            -              -      (570,021)
-------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1993                  156,594   90,291    3,957,075    114,377,927    (1,897,199)
     Purchase and constructive retirement of
         805,481 shares of Class A
         common stock                          (8,055)       -     (133,637)   (13,678,764)            -
     Purchase and constructive retirement of
         169,773 shares of Class B
         common stock                               -   (1,697)     (28,167)    (2,887,810)            -
     Exercise of incentive stock options--
         issued 19,916 shares of Class A
         common stock                             199        -      313,833              -             -
     Conversion of 43,384 shares of Class B
         common stock to 43,384 shares of
         Class A common stock                     434     (434)           -              -             -
     Net income                                     -        -            -     31,420,899             -
     Translation adjustment for 1994                -        -            -              -      (320,417)
-------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1994                  149,172   88,160    4,109,104    129,232,252    (2,217,616)
     Purchase and constructive retirement of
         652,308 shares of Class A
         common stock                          (6,523)       -     (139,544)   (11,256,341)            -
     Purchase and constructive retirement of
         353,618 shares of Class B common stock     -   (3,536)     (75,648)    (6,569,628)            -
     Exercise of incentive stock options--issued
         60,415 shares of Class A
         common stock                             604        -      980,911              -             -
     Conversion of 44,114 shares of Class B
         common stock to 44,114 shares of
         Class A common stock                     441     (441)           -              -             -
     Net income                                     -        -            -     33,216,662             -
     Translation adjustment for 1995                -        -            -              -       192,405
-------------------------------------------------------------------------------------------------------------------
Balance at November 30, 1995                 $143,694  $84,183   $4,874,823   $144,622,945   $(2,025,211)
===================================================================================================================

See accompanying notes.

CONSOLIDATED STATEMENT OF CASH FLOWS
Notes to Consolidated Financial Statements
                                                                    Year ended November 30
-------------------------------------------------------------------------------------------------------------------
                                                           1995              1994               1993
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                             $33,216,662        $31,420,899        $29,887,693
Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                       4,810,872          4,293,917          4,086,739
     Provision for losses on accounts and
      notes receivable                                     257,047            347,771            257,112
     Other                                                 (10,652)             2,902            (99,985)
     Changes in operating assets and
      liabilities (Note 6)                             (11,258,838)        (2,532,974)           742,860
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities               27,015,091         33,532,515         34,874,419
-------------------------------------------------------------------------------------------------------------------

INVESTING  ACTIVITIES
Purchase of franchise rights and service contracts      (1,171,189)        (3,662,463)        (1,245,588)
Net payments advanced to operators, under secured loans,
    for store renovations and equipment                 (1,593,383)        (2,046,425)        (5,015,073)
Capital expenditures                                    (3,198,527)        (1,902,968)        (8,505,523)
Maturities of marketable securities                      5,515,000          9,789,490          2,184,557
Investments in marketable securities                    (6,310,054)        (6,756,192)        (5,101,261)
Proceeds from disposal of capital assets                    96,627             12,382            444,984
Other                                                        5,954             16,039             31,197
-------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                   (6,655,572)        (4,550,137)       (17,206,707)
-------------------------------------------------------------------------------------------------------------------

FINANCING  ACTIVITIES
Principal payments on long-term debt                      (664,899)        (2,103,785)       (12,311,900)
Purchase and retirement of common shares               (18,051,220)       (16,738,130)       (15,231,793)
Other                                                    1,179,183            542,135            122,865
-------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                  (17,536,936)       (18,299,780)       (27,420,828)
-------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                    110,493           (104,440)          (302,216)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents     2,933,076         10,578,158        (10,055,332)
Cash and cash equivalents at beginning of year          31,766,220         21,188,062         31,243,394
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year               $34,699,296        $31,766,220        $21,188,062
===================================================================================================================

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY
The consolidated financial statements include the accounts of the Company and its subsidiaries which, with the exception of Firstaff, Inc., are wholly-owned.

BUSINESS SEGMENT INFORMATION
The Company is engaged in principally one business segment-developing, licensing, franchising and servicing a system of retail stores featuring over-the-counter sales of dairy desserts, food and blended fruit drinks.

CASH EQUIVALENTS
Short-term investments with a remaining maturity of ninety days or less at date of purchase are considered cash equivalents.

MARKETABLE SECURITIES
Investments with a remaining maturity of more than ninety days at the date of purchase are classified as marketable securities. Management determines the appropriate classification of debt securities at the time of purchase. Trading account debt securities (aggregating approximately $5,000,000 at November 30, 1995) are held for resale in anticipation of short-term market movements and are stated at fair value. Net gains, both realized and unrealized, are included in interest income. Debt securities classified as held-to-maturity, because the Company has the positive intent and ability to hold such securities to maturity, are stated at amortized cost, which approximates market value. Interest on held-to-maturity securities is included in interest income.

DEPRECIATION AND AMORTIZATION
Depreciation and amortization of rental properties and property, plant and equipment are provided principally on the straight-line method over estimated useful lives of the asset or the remaining term of the 12 lease for leasehold improvements.

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

INVENTORIES
Inventories consist primarily of store equipment and merchandise and are carried at the lower of cost (first-in, first-out) or market.

FRANCHISE SALES
The Company recognizes revenues from initial store franchise fees when the store is opened, and from the sale of area franchise rights over the period when services are expected to be performed. Direct costs incurred prior to store openings are deferred until the revenue is recognized.

COMMITTED ADVERTISING
Committed advertising represents unexpended amounts received from franchisees to finance national and regional advertising programs.

INCOME TAXES
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Deferred tax assets and liabilities are calculated based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

   The Company has not provided for income taxes on the undistributed earnings of its Canadian subsidiaries (approximately $9,500,000 at November 30, 1995). To the extent these earnings may be repatriated, foreign tax credits will be available to substantially eliminate any additional U.S. income taxes which might otherwise result from such repatriation.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
Earnings per common share amounts are based on the adjusted weighted average number of common and common equivalent shares outstanding during each year of 23,217,668, 24,261,165 and 25,103,918 in 1995, 1994 and 1993, respectively.

CONCENTRATIONS OF CREDIT RISK
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts and notes receivable.

    The Company places its temporary cash investments with high credit quality financial institutions generally with maturities of one year or less and, by policy, limits the amount of credit exposure of any one financial institution. Accounts receivable are generally unsecured; however, concentrations of credit risk with respect to these receivables are limited due to the large number of customers and their dispersion across many different geographic areas. Notes receivable are generally secured by the equipment purchased or the existing franchise agreement.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW PRONOUNCEMENTS
The Company will adopt Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan, and Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, effective December 1, 1995. The Company does not expect the adoption of these standards to have a material impact on the Company's financial position or results of operations.

PRESENTATION
Certain prior year amounts have been reclassified to conform to the 1995 presentation.


2  INCOME TAXES

United States income before income taxes, which includes charges for foreign exchange losses, was: $49,560,586, $48,062,230 and $44,730,521 in 1995, 1994 and
1993, respectively. Foreign income before income taxes, which includes certain nontax-deductible charges was: $5,336,076, $3,868,669 and $4,677,172 in 1995,
1994 and 1993, respectively.

   Income taxes consist of the following (000's omitted):

--------------------------------------------------
                       1995        1994       1993
--------------------------------------------------
CURRENT:
     U.S. federal   $16,062     $15,126    $13,913
     State            2,765       2,574      2,489
     Foreign          3,656       2,703      2,807
--------------------------------------------------
                     22,483      20,403     19,209
--------------------------------------------------
DEFERRED:
     U.S. federal      (471)        144        102
     State              (49)         20         13
     Foreign           (283)        (57)       196
--------------------------------------------------
                       (803)        107        311
--------------------------------------------------
                    $21,680     $20,510    $19,520
==================================================

Included in foreign taxes are taxes withheld by foreign countries on dividends and service fees received by U.S. entities.

   Deferred income taxes relate principally to differences in amortization of franchise rights and service contracts for financial statement and income tax purposes.

   The following is a reconciliation of differences between the U.S. federal statutory income tax rate and the consolidated effective tax rate:

-------------------------------------------------
                          1995     1994      1993
-------------------------------------------------
U.S. federal
    statutory rate        35.0%    35.0%    34.9%
State income taxes,
    net of federal effect  3.3      3.3      3.3
Foreign income taxes       1.2      1.0       .9
Other, net                   -       .2       .4
-------------------------------------------------
Consolidated
    effective tax rate    39.5%    39.5%    39.5%
=================================================

The Internal Revenue Service is currently examining the Company's U.S. consolidated federal income tax returns for the years ended November 30, 1991 through 1993. In the opinion of management, adjustments, if any, resulting from the examinations will not have a materially adverse effect on the Company's financial position or results of operations.

3  LONG-TERM DEBT

Long-term debt is summarized as follows (000's omitted):

------------------------------------------------------------
                                             1995     1994
------------------------------------------------------------
8.25% subordinated capital notes,
    maturing in December of 1996            $11,509  $11,509
8.45% senior notes, maturing in
    October of 1997                          10,000   10,000
6%  to 12% notes payable, secured
    by certain franchise rights and service
    contracts, maturing at various dates
    through January of 2015 (current
    maturities-- $194 and $302 at 1995 and
    1994, respectively)                       3,020    1,818
Other long-term debt (current
    maturities--$130 and $50 at
    1995 and 1994, respectively)                539      346
Obligations under capital leases
    (current maturities--$6 and $15
    at 1995 and 1994, respectively)              22       38
------------------------------------------------------------
                                             25,090   23,711
Less current maturities                         330      367
------------------------------------------------------------
                                            $24,760  $23,344
============================================================

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

   Aggregate maturities of long-term debt for the years subsequent to November 30, 1995 are: $330,244, $21,772,073, $227,976, $170,831, $180,931 and $2,408,510
in 1996, 1997, 1998, 1999, 2000 and thereafter, respectively.

   Interest income, net consists of interest income of $4,237,866, $3,463,755 and $3,623,159 in 1995, 1994 and 1993, respectively, and interest expense of $1,937,623, $1,886,244 and $2,197,371 in 1995, 1994 and 1993, respectively.


4  LEASES

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

   Total operating lease rental expense in the statement of income, including rentals on leases with terms of one year or less and including executory costs when included in rent, is summarized as follows (000's omitted):

----------------------------------------------------
                             1995    1994     1993
----------------------------------------------------
Minimum rentals            $7,142  $7,710   $8,926
Contingent rentals            347     413      483
Less sublease income:
     Minimum rentals       (5,573) (6,114)  (6,771)
     Contingent rentals      (420)   (463)    (576)
----------------------------------------------------
                           $1,496  $1,546   $2,062
====================================================

Minimum future rental obligations, excluding executory costs included in rentals, under operating leases at November 30, 1995 are $4,009,246, $3,416,947, $2,869,650, $2,252,713, $1,852,035 and $5,604,846 in 1996, 1997, 1998, 1999,
2000 and thereafter, respectively.

   Minimum future rental receivables under operating leases at November 30, 1995 are $3,830,182, $3,313,931, $2,789,745, $2,019,763, $1,669,301 and $5,691,503 in
1996, 1997, 1998, 1999, 2000 and thereafter, respectively.

5  RENTAL PROPERTIES AND PROPERTY, PLANT AND EQUIPMENT

Rental properties and property, plant and equipment consist of (000's omitted):

--------------------------------------------------
                                     1995     1994
--------------------------------------------------
Rental properties, at cost:
     Land                         $   448   $  446
     Buildings                      1,804    1,802
     Equipment                        715      789
     Leasehold improvements         1,788    1,215
--------------------------------------------------
                                    4,755    4,252
Less accumulated depreciation       1,450    1,357
--------------------------------------------------
                                  $ 3,305   $2,895
--------------------------------------------------

--------------------------------------------------
                                     1995     1994
==================================================
Property, plant and equipment,
  at cost:
     Land                         $   800  $   800
     Buildings                      5,346    5,304
     Equipment                     14,428   12,542
     Leasehold improvements           206      385
--------------------------------------------------
                                   20,780   19,031
Less accumulated depreciation      10,133    9,248
--------------------------------------------------
                                  $10,647  $ 9,783
==================================================



6  STATEMENT OF CASH FLOWS

Changes in operating assets and liabilities included in net cash provided by operating activities (000's omitted):
----------------------------------------------------
                           1995      1994      1993
----------------------------------------------------
Accounts and notes
    receivable         $ (5,203)  $ 1,528   $(1,991)
Inventories and prepaid
    expenses             (1,281)   (2,817)      457
Drafts and accounts
    payable              (5,934)      375         5
Committed advertising    (1,629)     (700)      142
Other liabilities         1,470      (668)      669
Income taxes payable      1,283      (515)      896
Deferred franchise income   (40)      157      (116)
Deferred income taxes        75       107       681
----------------------------------------------------
                       $(11,259)  $(2,533)  $   743
====================================================

Supplementary disclosures to consolidated statement of cash flows:

   Cash payments for income taxes, net of refunds, were $20,542,135, $21,062,976 and $18,797,712 in 1995, 1994 and 1993, respectively; in these periods interest payments were $1,764,736, $1,929,624 and $2,545,033, respectively.

   The Company incurred liabilities for the acquisition of franchise rights of $1,770,307 and $2,862,504 in 1995 and 1994, respectively, and $267,693 for the acquisition of fixed assets in 1993.

7  STOCKHOLDERS' EQUITY

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

   The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

   In 1995, the Company purchased and constructively retired 652,308 shares of Class A common stock at an average price of $17.48 per share and 353,618 shares of Class B common stock at an average price of $18.80 per share. In 1994, the Company purchased and constructively retired 805,481 shares of Class A common stock at an average price of $17.16 per share and 169,773 shares of Class B common stock at an average price of $17.19 per share. The number of retired shares has been eliminated from common stock and the cost allocated between common stock, additional paid-in capital and retained earnings.

   In 1993, the Company adopted its Incentive Stock Option Plan of 1993 which provides for the granting of options to key employees of the Company and its subsidiaries to purchase common shares. The plan also reserves 1,200,000 shares of Class A common stock for issuance thereunder. Under this plan, the option price per share may not be less than the fair market value of a share on the date of grant. One year after the grant, 25% of granted options become exercisable with an additional 25% becoming exercisable each year thereafter.

   Stock option activity under this plan is summarized as follows:

---------------------------------------------------
                          Number of
                           Shares     Price Range
---------------------------------------------------
Outstanding at
    November 30, 1993      771,006    $15.33-$20.25
     Granted               325,540           $16.00
     Canceled              (38,023)   $15.33-$20.25
     Exercised             (19,916)   $15.33-$16.50
---------------------------------------------------
Outstanding at
    November 30, 1994    1,038,607
     Granted               264,750           $16.75
     Canceled              (33,577)   $15.33-$20.25
     Exercised             (60,415)   $15.33-$16.50
---------------------------------------------------
Outstanding at
    November 30, 1995    1,209,365    $15.33-$20.25
===================================================
Exercisable at
    November 30, 1995      524,310
===================================================

Shares of authorized but unissued Class A common stock were reserved as follows at November 30, 1995:

Conversion of Class B common
    stock into Class A common stock      8,418,248
Exercise of Incentive Stock
    Option Plan options                  1,620,179
---------------------------------------------------
                                        10,038,427
===================================================



8   QUARTERLY FINANCIAL DATA
    (UNAUDITED)

Quarterly operating data for 1995 and 1994 are as follows (000's omitted, except per share amounts):

-----------------------------------------------------------
                                      1995
-----------------------------------------------------------
                       First    Second     Third    Fourth
                      Quarter   Quarter   Quarter   Quarter
-----------------------------------------------------------
Net sales             $52,924   $86,201   $92,477   $66,121
Cost of sales          47,556    77,459    83,010    59,842
-----------------------------------------------------------
                        5,368     8,742     9,467     6,279
Service fees and
    other revenues     14,607    19,948    22,883    16,814
-----------------------------------------------------------
                       19,975    28,690    32,350    23,093
Other costs and
    expenses           12,353    12,897    13,418    12,843
Net interest income       498       485       485       832
-----------------------------------------------------------
Income before taxes     8,120    16,278    19,417    11,082
Income taxes            3,210     6,430     7,670     4,370
-----------------------------------------------------------
Net income            $ 4,910   $ 9,848   $11,747   $ 6,712
===========================================================
Earnings per share    $   .21   $   .42   $   .51   $   .29
===========================================================


-----------------------------------------------------------
                                 1994
-----------------------------------------------------------
                       First    Second     Third    Fourth
                      Quarter   Quarter   Quarter   Quarter
-----------------------------------------------------------
Net sales             $47,103   $76,887   $85,715   $59,099
Cost of sales          42,538    69,352    77,139    53,384
-----------------------------------------------------------
                        4,565     7,535     8,576     5,715
Service fees and
    other revenues     14,074    19,791    21,746    16,417
-----------------------------------------------------------
                       18,639    27,326    30,322    22,132
Other costs and
    expenses           11,377    12,347    12,256    12,086
Net interest income       362       331       388       497
-----------------------------------------------------------
Income before taxes     7,624    15,310    18,454    10,543
Income taxes            3,010     6,050     7,290     4,160
-----------------------------------------------------------
Net income            $ 4,614   $ 9,260   $11,164   $ 6,383
===========================================================
Earnings per share    $   .19   $   .38   $   .46   $   .27
===========================================================

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
International Dairy Queen, Inc.

We have audited the accompanying consolidated balance sheet of International Dairy Queen, Inc. as of November 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Dairy Queen, Inc. at November 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP


Minneapolis, Minnesota
January 11, 1996