Form 10-K405, Exhibit 13
period 1996-11-30
INTERNATIONAL DAIRY QUEEN INC
filed 1997-02-21
CIK 51207

                                             SELECTED FINANCIAL DATA


(000's omitted, except per share amounts)
Years ended November 30:    1996      1995      1994      1993      1992      1991      1990      1989      1988     1987
----------------------------------------------------------------------------------------------------------------------------
OPERATIONS

Revenues:
   Net sales              $308,141  $297,723  $268,804  $241,612  $228,051  $221,726  $216,080  $192,063  $181,856  $165,377
   Sales by Company-
     operated restaurants   27,883       --       --        --        --         --        --        --        --        --
   Service fees             56,846    57,110    54,170    51,601    50,627    46,933    45,065    42,387    40,603    33,389
   Real estate finance
     and rental income       7,918     7,543     8,081     8,988     9,984    11,308    12,480    12,810    12,854     5,151
   Other                    10,719     9,599     9,777     8,893     8,448     8,856     9,480     7,769     7,916     6,985
----------------------------------------------------------------------------------------------------------------------------
Total revenues             411,507   371,975   340,832   311,094   297,110   288,823   283,105   255,029   243,229   210,902
----------------------------------------------------------------------------------------------------------------------------

Costs and expenses:
   Cost of sales           278,317   267,867   242,413   217,155   204,650   197,714   191,665   170,533   161,954   148,409
   Costs of Company-
     operated restaurants   25,035       --        --        --        --        --        --        --        --        --
   Expenses applicable to
     real estate finance
     and rental income       7,386     7,030     7,572     8,441     9,357    10,677    11,816    11,975    12,030     4,537
   Selling, general and
     administrative         45,468    44,481    40,494    37,516    35,472    35,211    36,033    33,075    33,964    29,241
----------------------------------------------------------------------------------------------------------------------------
Total costs and expenses   356,206   319,378   290,479   263,112   249,479   243,602   239,514   215,583   207,948   182,187
----------------------------------------------------------------------------------------------------------------------------

                            55,301    52,597    50,353    47,982    47,631    45,221    43,591    39,446    35,281    28,715

Interest income (expense),
  net                        2,579     2,300     1,578     1,426      (316)      180       232      (615)   (1,755)   (1,957)
Minority interest in
  subsidiaries              (1,135)      --        --        --        --        --        --        --        --        --
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes  56,745    54,897    51,931    49,408    47,315    45,401    43,823    38,831    33,526    26,758
Income taxes                22,300    21,680    20,510    19,520    18,220    17,480    17,310    15,540    13,410    11,850
----------------------------------------------------------------------------------------------------------------------------
Net income                $ 34,445   $33,217   $31,421   $29,888  $ 29,095  $ 27,921  $ 26,513  $ 23,291  $ 20,116  $ 14,908
----------------------------------------------------------------------------------------------------------------------------
Earnings per common and
  common equivalent share    $1.52     $1.43     $1.30     $1.19     $1.12     $1.05      $.97      $.83      $.70      $.51
----------------------------------------------------------------------------------------------------------------------------

Average common and common
  equivalent shares
  outstanding               22,648    23,218    24,261    25,103    26,036    26,588    27,427    28,213    28,841    29,060

BALANCE SHEET DATA
(AT PERIOD END):

Total assets              $229,434  $211,489  $197,887  $184,398  $179,480  $174,951  $161,400  $129,136  $115,047  $118,944
Long-term debt               3,543    24,760    23,344    23,902    25,820    46,011    41,813    21,699    26,953    36,842
Working capital             49,037    63,744    55,278    36,382    35,570    36,682    29,142    19,806     7,703     3,746
Total stockholders'
  equity(1)                168,110   147,700   131,361   116,685   102,599    96,773    83,225    75,704    57,738    43,497


(1) During the above periods the Company purchased shares of its common stock as follows: 1996 - 751,420 shares; 1995 - 1,005,926 shares; 1994 - 975,254 shares;
1993 - 887,718 shares; 1992 - 675,971 shares; 1991 - 695,257 shares; 1990 -
1,057,761 shares; 1989 - 434,346 shares; 1988 - 600,834 shares; and 1987 -
86,100 shares. The aggregate cost of these repurchases was $123,962,906 which has been charged to stockholders' equity.

On December 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes", which resulted in the restatement of the Company's previously issued consolidated financial statements. The principal effect of the restatement was to record a net increase in deferred taxes and a reduction of $9,860,000 in retained earnings as of December 1, 1991.


                                      CONSOLIDATED BALANCE SHEET

                                                                                 November 30
ASSETS                                                                  1996                     1995
---------------------------------------------------------------------------------------------------------
Current assets:
     Cash and cash equivalents                                      $  38,384,589          $  34,699,296
     Marketable securities                                              3,098,043              7,751,246
     Notes receivable                                                   5,194,928              5,740,227
     Accounts receivable, less allowance for doubtful accounts of
         $474,727 and $572,000 in 1996 and 1995, respectively          31,316,989             27,393,504
     Inventories                                                        6,511,170              5,376,178
     Prepaid expenses                                                   2,434,611              2,710,837
     Miscellaneous                                                      1,995,461              2,050,955
---------------------------------------------------------------------------------------------------------
Total current assets                                                   88,935,791             85,722,243
---------------------------------------------------------------------------------------------------------

Other assets:
     Notes receivable                                                  17,439,493             19,839,041
     Miscellaneous                                                      5,900,418              3,776,488
---------------------------------------------------------------------------------------------------------
Total other assets                                                     23,339,911             23,615,529
---------------------------------------------------------------------------------------------------------

Other revenue producing assets:
     Franchise rights and service contracts, at cost less
         accumulated amortization of $25,491,920 and
         $22,563,537 in 1996 and 1995, respectively (Note 3)           98,761,713             88,181,850
     Rental properties, net (Note 5)                                    4,471,475              3,305,341
     Miscellaneous                                                         11,583                 17,045
---------------------------------------------------------------------------------------------------------
Total other revenue producing assets                                  103,244,771             91,504,236
---------------------------------------------------------------------------------------------------------

Property, plant and equipment, net (Note 5)                            13,913,268             10,646,964

---------------------------------------------------------------------------------------------------------
Total assets                                                         $229,433,741           $211,488,972
---------------------------------------------------------------------------------------------------------


                                                                                 November 30
LIABILITIES AND STOCKHOLDERS' EQUITY                                    1996                     1995
---------------------------------------------------------------------------------------------------------
Current liabilities:
     Drafts and accounts payable                                    $  16,000,182          $  11,309,771
     Committed advertising                                              1,963,141                844,714
     Other liabilities                                                 10,050,533              7,762,106
     Income taxes payable                                               1,035,860              1,731,190
     Current maturities of long-term debt (Note 3)                     10,848,766                330,244
---------------------------------------------------------------------------------------------------------
Total current liabilities                                              39,898,482             21,978,025
---------------------------------------------------------------------------------------------------------

Deferred franchise income                                                 405,756                395,852
Deferred income taxes (Note 2)                                         14,920,000             15,070,000
Long-term debt (Note 3)                                                 3,542,646             24,760,321
Other long-term liabilities                                             1,835,723              1,584,340

Contingencies and commitments (Notes 4 and 8)
Minority interest in subsidiaries                                         721,484                     --

Stockholders' equity (Note 7):
     Class A common stock, $.01 par value:
         Authorized shares - 32,000,000
         Issued and outstanding shares - 13,893,814
         (14,369,440 in 1995)                                             138,938                143,694
     Class B common stock, $.01 par value:
         Authorized shares - 10,000,000
         Issued and outstanding shares - 8,228,426
         (8,418,248 in 1995)                                               82,284                 84,183
     Paid-in capital                                                    6,095,957              4,874,823
     Retained earnings (Note 3)                                       163,677,527            144,622,945
     Equity adjustment from foreign currency translation               (1,885,056)            (2,025,211)
Total stockholders' equity                                            168,109,650            147,700,434
---------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                           $229,433,741           $211,488,972
---------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.




                                  CONSOLIDATED STATEMENT OF INCOME

                                                                   Year ended November 30
                                                         1996                1995               1994
---------------------------------------------------------------------------------------------------------
Revenues:
     Net sales                                        $308,141,341       $297,723,027      $268,804,179
     Sales by Company-operated restaurants              27,883,069                 --                --
     Service fees                                       56,846,253         57,110,333        54,170,022
     Franchise sales and other fees                      9,237,764          8,609,606         8,627,218
     Real estate finance and rental income               7,918,359          7,543,330         8,081,030
     Other                                               1,479,957            988,795         1,150,051
---------------------------------------------------------------------------------------------------------
Total revenues                                         411,506,743        371,975,091       340,832,500
---------------------------------------------------------------------------------------------------------

Costs and expenses:
     Cost of sales                                     278,316,872        267,867,004       242,412,898
     Costs of Company-operated restaurants              25,035,301                 --                --
     Expenses applicable to real estate finance
         and rental income                               7,386,367          7,030,137         7,571,984
     Selling, general and administrative                45,467,477         44,481,531        40,494,230
---------------------------------------------------------------------------------------------------------
Total costs and expenses                               356,206,017        319,378,672       290,479,112
---------------------------------------------------------------------------------------------------------

                                                        55,300,726         52,596,419        50,353,388

Interest income, net (Note 3)                            2,579,217          2,300,243         1,577,511
Minority interest in subsidiaries                       (1,134,796)                --                --
---------------------------------------------------------------------------------------------------------
Income before income taxes                              56,745,147         54,896,662        51,930,899
Income taxes (Note 2)                                   22,300,000         21,680,000        20,510,000
---------------------------------------------------------------------------------------------------------
Net income                                            $ 34,445,147       $ 33,216,662      $ 31,420,899
---------------------------------------------------------------------------------------------------------

Earnings per common and common
    equivalent share (Notes 1 and 7)                         $1.52              $1.43             $1.30
---------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.




                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------
                                                                                                Cumulative
                                                   Common Stock      Paid-in       Retained     Translation
------------------------------------------------------------------------------------------------------------
                                                 Class A  Class B    Capital       Earnings     Adjustment
------------------------------------------------------------------------------------------------------------
Balance at November 30, 1993                    $156,594  $90,291   $3,957,075   $114,377,927   $(1,897,199)
     Purchase and constructive retirement of
         805,481 shares of Class A common stock   (8,055)      --     (133,637)   (13,678,764)           --
     Purchase and constructive retirement of
         169,773 shares of Class B common stock       --   (1,697)     (28,167)    (2,887,810)           --
     Exercise of incentive stock options--issued
         19,916 shares of Class A common stock       199       --      313,833             --            --
     Conversion of 43,384 shares of Class B
         common stock to 43,384 shares of
         Class A common stock                        434     (434)          --             --            --
     Net income                                       --       --           --     31,420,899            --
     Translation adjustment for 1994                  --       --           --             --      (320,417)
------------------------------------------------------------------------------------------------------------
Balance at November 30, 1994                     149,172   88,160    4,109,104    129,232,252    (2,217,616)
     Purchase and constructive retirement of
         652,308 shares of Class A common stock   (6,523)      --     (139,544)   (11,256,341)           --
     Purchase and constructive retirement of
         353,618 shares of Class B common stock       --   (3,536)     (75,648)    (6,569,628)           --
     Exercise of incentive stock options--issued
         60,415 shares of Class A common stock       604       --      980,911             --            --
     Conversion of 44,114 shares of Class B
         common stock to 44,114 shares of
         Class A common stock                        441     (441)          --             --            --
     Net income                                       --       --           --     33,216,662            --
     Translation adjustment for 1995                  --       --           --             --       192,405
------------------------------------------------------------------------------------------------------------
Balance at November 30, 1995                     143,694   84,183    4,874,823    144,622,945    (2,025,211)
     Purchase and constructive retirement of
         631,670 shares of Class A common stock   (6,317)      --     (174,061)   (12,908,245)           --
     Purchase and constructive retirement of
         119,750 shares of Class B common stock       --   (1,198)     (32,997)    (2,482,320)           --
     Exercise of incentive stock options--issued
         86,058 shares of Class A common stock       860       --    1,428,192             --            --
     Conversion of  70,072 shares of Class B
         common stock to 70,072 shares of
         Class A common stock                        701     (701)          --             --            --
     Net income                                       --       --           --     34,445,147            --
     Translation adjustment for 1996                  --       --           --             --       140,155
------------------------------------------------------------------------------------------------------------
Balance at November 30, 1996                    $138,938  $82,284   $6,095,957   $163,677,527   $(1,885,056)
------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.




                                  CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   Year ended November 30
                                                         1996                1995               1994
------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                               $34,445,147        $33,216,662        $31,420,899
Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                         6,414,525          4,810,872          4,293,917
     Sales of (investments in) trading securities          5,123,507         (5,110,054)                --
     Provision for losses on accounts and notes receivable   177,636            257,047            347,771
     Other                                                   (47,416)           (10,652)             2,902
     Changes in operating assets and liabilities (Note 6)  1,344,379        (11,258,838)        (2,532,974)
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                 47,457,778         21,905,037         33,532,515
------------------------------------------------------------------------------------------------------------

INVESTING  ACTIVITIES
Cost of acquisitions, net of cash acquired                (5,483,496)                --                 --
Purchase of franchise rights and service contracts        (3,709,667)        (1,171,189)        (3,662,463)
Net payments advanced to operators, under secured
    loans, for store renovations and equipment            (1,111,016)        (1,593,383)        (2,046,425)
Capital expenditures                                      (5,486,254)        (3,198,527)        (1,902,968)
Maturities of marketable securities                        4,835,741          5,515,000          9,789,490
Investments in marketable securities                      (6,778,417)        (1,200,000)        (6,756,192)
Proceeds from disposal of capital assets                     138,502             96,627             12,382
Other                                                         13,900              5,954             16,039
------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                    (17,580,707)        (1,545,518)        (4,550,137)
------------------------------------------------------------------------------------------------------------

FINANCING  ACTIVITIES
Principal payments on long-term debt                     (12,347,456)          (664,899)        (2,103,785)
Purchase and retirement of common shares                 (15,605,138)       (18,051,220)       (16,738,130)
Other                                                      1,678,946          1,179,183            542,135
------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                    (26,273,648)       (17,536,936)       (18,299,780)
------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                       81,870            110,493           (104,440)
------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                  3,685,293          2,933,076         10,578,158
Cash and cash equivalents at beginning of year            34,699,296         31,766,220         21,188,062
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                 $38,384,589        $34,699,296        $31,766,220
------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.




                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES


CONSOLIDATION POLICY

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The Company's fiscal year ends on November 30th.

BUSINESS SEGMENT INFORMATION

The Company is engaged in principally one business segment--developing, licensing, franchising and servicing a system of retail stores featuring over-the-counter sales of dairy desserts, food and blended fruit drinks. In 1996 the Company acquired and is operating 34 DAIRY QUEEN/BRAZIER restaurants, 21 of which are joint venture partnerships.

CASH EQUIVALENTS

Cash equivalents include all short-term investments with a remaining maturity of ninety days or less at date of purchase. The fair value of cash and cash equivalents approximates their carrying amount.

MARKETABLE SECURITIES

Investments with a remaining maturity of more than ninety days at the date of purchase are classified as marketable securities. Management determines the appropriate classification of debt securities at the time of purchase. Trading account debt securities are held for resale in anticipation of short-term market movements and are stated at fair value. Net gains, both realized and unrealized, are included in interest income. Debt securities classified as held-to-maturity, are stated at amortized cost, which approximates market value. Interest on held-to-maturity securities is included in interest income.

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

   Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires impairment losses to be recorded on long-lived assets, including franchise rights, when indicators of impairment are present and the undiscounted cash flow estimated to be generated by the assets are less than the carrying amount of such assets. The Company adopted SFAS No. 121 in 1996. Such adoption did not have a material effect on the Company's financial statements.

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

   The Company has not provided for income taxes on the undistributed earnings of its Canadian subsidiaries (approximately $10,800,000 at November 30, 1996). To the extent these earnings may be repatriated, foreign tax credits will be available to substantially eliminate any additional U.S. income taxes which might otherwise result from such repatriation.

EARNINGS PER COMMON AND
COMMON EQUIVALENT SHARE

Earnings per common share amounts are based on the adjusted weighted average number of common and common equivalent shares outstanding during each year of 22,647,606, 23,217,668 and 24,261,165 in 1996, 1995 and 1994, respectively.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts and notes receivable.

   The Company places its cash investments with high credit quality financial institutions generally with maturities of one year or less and, by policy, limits the amount of credit exposure of any one financial institution. Accounts receivable are generally unsecured; however, concentrations of credit risk with respect to these receivables are limited due to the large number of customers and their dispersion across many different geographic areas. Notes receivable are generally secured by the equipment purchased or the existing franchise agreement.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRESENTATION

Certain financial statement items have been reclassified to conform to the current year's format.


2 INCOME TAXES

United States income before income taxes, which includes charges for foreign exchange losses, was: $51,964,338, $49,560,586 and $48,062,230 in 1996, 1995 and
1994, respectively. Foreign income before income taxes, which includes certain nontax-deductible charges was: $4,780,809, $5,336,076 and $3,868,669 in 1996,
1995 and 1994, respectively.


   Income taxes consist of the following (000's omitted):

                      1996        1995       1994
--------------------------------------------------
CURRENT:
     U.S. federal   $16,567     $16,062   $15,126
     State            2,783       2,765     2,574
     Foreign          3,067       3,656     2,703
--------------------------------------------------
                     22,417      22,483    20,403
--------------------------------------------------
DEFERRED:
     U.S. federal      (140)       (471)      144
     State               10         (49)       20
     Foreign             13        (283)      (57)
                       (117)       (803)      107
--------------------------------------------------
                    $22,300     $21,680   $20,510
--------------------------------------------------

Included in foreign taxes are taxes withheld by foreign countries on dividends and service fees received by U.S. entities.

   Deferred income taxes relate principally to differences in amortization of franchise rights and service contracts for financial statement and income tax pur poses.The following is a reconciliation of differences between the U.S. federal statutory income tax rate and the consolidated effective tax rate:

                          1996     1995     1994
--------------------------------------------------
U.S. federal
    statutory rate        35.0%    35.0%    35.0%

State income taxes,
    net of federal effect  3.2      3.3      3.3

Foreign income taxes       1.3      1.2      1.0

Other, net                 (.2)      --       .2
--------------------------------------------------
Consolidated
    effective tax rate    39.3%    39.5%    39.5%
--------------------------------------------------

The Internal Revenue Service's examination of the Company's consolidated federal income tax returns for the years ended November 30, 1991 through 1993 was concluded in 1996 without significant adjustments.


3 LONG-TERM DEBT

Long-term debt is summarized as follows (000's omitted):
                                      1996         1995
--------------------------------------------------------
8.25% subordinated capital notes,
    redeemed in 1996                $    --      $11,509

8.45% senior notes, maturing in
    October of 1997                  10,000       10,000

6%  to 12% notes payable, secured
    by certain franchise rights and
    service contracts, maturing at
    various dates through January
    of 2015 (current maturities--
    $660 and $194 at 1996 and
    1995, respectively)               3,873        3,020

Other long-term debt (current
    maturities--$184 and $130 at
    1996 and 1995, respectively)        502          539

Obligations under capital leases
    (current maturities--$5 and $6
    at 1996 and 1995, respectively)      17           22
--------------------------------------------------------
                                     14,392       25,090
Less current maturities              10,849          330
--------------------------------------------------------
                                    $ 3,543      $24,760
--------------------------------------------------------

   The Company's senior notes contain provisions which, among other things, limit additional indebtedness and commitments under lease agreements and limit the amount available for dividends or purchase of the Company's capital stock, the most restrictive of which is that dividends are limited to 100% of net income for the fiscal year immediately preceding the year in which any such dividend is paid.

   Aggregate maturities of long-term debt for the years subsequent to November 30, 1996 are: $10,848,766, $693,154, $544,464, $254,790, $245,141 and $1,805,097
in 1997, 1998, 1999, 2000, 2001 and thereafter, respectively.

   Interest income, net consists of interest income of $4,599,428, $4,237,866 and $3,463,755 in 1996, 1995 and 1994, respectively, and interest expense of $2,020,211, $1,937,623 and $1,886,244 in 1996, 1995 and 1994, respectively.


4 LEASES

The Company and its subsidiaries have leases for retail stores, administrative facilities and equip ment. Certain of the leased properties are subleased to franchise operators under noncancelable operating subleases, with rentals generally equal to or greater than rentals payable on the prime leases. Most of the leases and subleases require the lessee to pay executory costs (property taxes, maintenance, and insurance); and many of the leases provide for one or more renewal options. In addition, Company-owned real estate has been leased to franchise operators under long-term leases.

   Total operating lease rental expense in the statement of income, including rentals on leases with terms of one year or less and including executory costs when included in rent, is summarized as follows (000's omitted):

                            1996       1995       1994
--------------------------------------------------------
Minimum rentals            $6,617     $7,142     $7,710
Contingent rentals            288        347        413
Less sublease income:
     Minimum rentals       (4,871)    (5,573)    (6,114)
     Contingent rentals      (343)      (420)      (463)
                           $1,691     $1,496     $1,546
--------------------------------------------------------


Minimum future rental obligations, excluding executory costs included in rentals, under operating leases at November 30, 1996 are $5,656,535, $5,033,366, $4,307,342, $3,841,778, $3,117,500 and $14,234,750 in 1997, 1998, 1999, 2000,
2001 and thereafter, respectively.

   Minimum future rental receivables under operating leases at November 30, 1996 are $4,410,470, $3,886,603, $3,116,011, $2,777,583, $2,224,691 and $7,644,887 in
1997, 1998, 1999, 2000, 2001 and thereafter, respectively.


5 RENTAL PROPERTIES AND PROPERTY,
  PLANT AND EQUIPMENT

Rental properties and property, plant and equipment consist of (000's omitted):

                                    1996      1995
----------------------------------------------------
Rental properties, at cost:
     Land                        $    476   $    448
     Buildings                      1,519      1,804
     Equipment                        706        715
     Leasehold improvements         3,430      1,788
----------------------------------------------------
                                    6,131      4,755
Less accumulated depreciation       1,660      1,450
----------------------------------------------------
                                 $  4,471   $  3,305
----------------------------------------------------

                                   1996      1995
----------------------------------------------------
Property, plant and equipment,
  at cost:
     Land                        $    800   $    800
     Buildings                      5,074      5,346
     Equipment                     17,831     14,428
     Leasehold improvements         1,648        206
----------------------------------------------------
                                   25,353     20,780
Less accumulated depreciation      11,440     10,133
----------------------------------------------------
                                 $ 13,913   $ 10,647
----------------------------------------------------


6 STATEMENT OF CASH FLOWS

Changes in operating assets and liabilities included in net cash provided by operating activities (000's omitted):

                             1996        1995       1994
-----------------------------------------------------------
Accounts and notes
    receivable            $ (5,311)   $ (5,203)   $  1,528

Inventories and prepaid
    expenses                  (545)     (1,281)     (2,817)

Drafts and accounts
    payable                  4,743      (5,934)        375

Committed advertising        1,094      (1,629)       (700)

Other liabilities            2,194       1,470        (668)

Income taxes payable          (690)      1,283        (515)

Deferred franchise income        9         (40)        157

Deferred income taxes         (150)         75         107
-----------------------------------------------------------
                          $  1,344    $(11,259)   $ (2,533)
-----------------------------------------------------------

Supplementary disclosures to consolidated statement of cash flows:

   Cash payments for income taxes, net of refunds, were $23,047,544, $20,542,135 and $21,062,976 in 1996, 1995 and 1994, respectively; in these periods interest payments were $1,970,645, $1,764,736 and $1,929,624 respectively.

   The Company incurred liabilities for the acquisition of franchise rights of $2,716,364, $1,770,307 and $2,862,504 in 1996,1995, and 1994, respectively.


7 STOCKHOLDER'S EQUITY

Class A common stock is entitled to dividends of 110% of dividends paid on Class B common stock, other than dividends payable solely in Com pany stock. Class A common stock has more limited voting rights than Class B common stock. Generally, the holders of Class A common stock are entitled to elect 25% of the Company's Board of Directors, but, except as otherwise required by law, shall not be enti tled to vote on any other matter. Class A common stock also has certain liquidation preferences which, among other things, provide for a minimum distribution to holders of Class A common stock before any distributions are made to holders of Class B common stock. Class B common stock may be converted into Class A common stock at the option of the holder.

   In 1996, the Company purchased and constructively retired 631,670 shares of Class A common stock at an average price of $20.72 per share and 119,750 shares of Class B common stock at an average price of $21.01 per share. In 1995, the Company purchased and constructively retired 652,308 shares of Class A common stock at an average price of $17.48 per share and 353,618 shares of Class B common stock at an average price of $18.80 per share. The number of retired shares has been eliminated from common stock and the cost allocated between common stock, additional paid-in capital and retained earnings.

   The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Pro forma information regarding net income and earnings per share as calculated under the provisions of State ment of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," will be disclosed beginning in fiscal year 1997.

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

   Stock option activity under this plan is summarized as follows:

--------------------------------------------------
                          Number of
                           Shares     Price Range
--------------------------------------------------
Outstanding at
    November 30, 1994    1,038,607
     Granted               264,750          $16.75
     Canceled              (33,577)  $15.33-$20.25
     Exercised             (60,415)  $15.33-$16.50
--------------------------------------------------
Outstanding at
    November 30, 1995    1,209,365   $15.33-$20.25
     Granted               271,796          $21.75
     Canceled               (5,708)  $16.00-$21.75
     Exercised             (86,058)  $15.33-$20.25
--------------------------------------------------
Outstanding at
    November 30, 1996    1,389,395   $15.33-$21.75
--------------------------------------------------
Exercisable at
    November 30, 1996      729,184
--------------------------------------------------

Shares of authorized but unissued Class A common stock were reserved as follows at November 30, 1996:


Conversion of Class B common
    stock into Class A common stock      8,228,426

Exercise of Incentive Stock
    Option Plan options                  1,534,121
--------------------------------------------------
                                         9,762,547
--------------------------------------------------


8 CONTINGENCIES

The Company and its wholly-owned subsidiary, American DAIRY QUEEN Corporation
(ADQ), are defendants in a class action by franchisees and subfranchisees for declaratory judgement, injunctive relief, actual damages in an unspecified amount, treble damages, costs and attorneys' fees. Plaintiffs allege that ADQ and the Company have breached certain contractual obligations and violated certain provisions of the federal antitrust laws in connection with the approval of alternative manufacturers. Plaintiffs also allege breach of contract claims and claims for breach of fiduciary duty related to the administration of advertising funds. No trial date has been set.

   While the Company and counsel believe meritorious defenses exist against the aforementioned claims, the eventual outcome of these matters cannot be predicted at this time. The Company is unable to measure the amount of probable loss, if any, or a realistic range of reasonably possible loss at this stage of the litigation. Accordingly, no accrual for potential loss related to these actions has been reflected in the financial statements.

9 QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly operating data for 1996 and 1995 are as follows
(000's omitted, except per share amounts):

                                 1996
---------------------------------------------------------------
                          First     Second    Third     Fourth
                         Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------
Net sales                $58,859   $90,861   $94,730   $63,691
Sales by Company-
  operated restaurants     2,168     8,279     9,438     7,998
Cost of sales             53,201    81,799    85,529    57,788
Cost of sales of
  Company-operated
  restaurants              1,967     7,269     8,194     7,605
---------------------------------------------------------------
                           5,859    10,072    10,445     6,296
Service fees and
  other revenues          14,507    20,124    23,763    17,089
---------------------------------------------------------------
                          20,366    30,196    34,208    23,385
Other costs and
  expenses                12,586    13,494    13,880    12,894
Net interest income          726       428       531       894
Minority interest in
  subsidiaries              (117)     (314)     (462)     (242)
---------------------------------------------------------------
Income before taxes        8,389    16,816    20,397    11,143
Income taxes               3,300     6,610     8,010     4,380
---------------------------------------------------------------
Net income               $ 5,089   $10,206   $12,387   $ 6,763
---------------------------------------------------------------
Earnings per share          $.22      $.45      $.55      $.30
---------------------------------------------------------------


                                 1995
---------------------------------------------------------------
                          First     Second    Third     Fourth
                         Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------
Net sales                $52,924   $86,201   $92,477   $66,121
Cost of sales             47,556    77,459    83,010    59,842
---------------------------------------------------------------
                           5,368     8,742     9,467     6,279
Service fees and
  other revenues          14,607    19,948    22,883    16,814
---------------------------------------------------------------
                          19,975    28,690    32,350    23,093
Other costs and
  expenses                12,353    12,897    13,418    12,843
Net interest income          498       485       485       832
---------------------------------------------------------------
Income before taxes        8,120    16,278    19,417    11,082
Income taxes               3,210     6,430     7,670     4,370
---------------------------------------------------------------
Net income               $ 4,910   $ 9,848   $11,747   $ 6,712
---------------------------------------------------------------
Earnings per share          $.21      $.42      $.51     $.29
---------------------------------------------------------------




                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
International DAIRY QUEEN, Inc.

We have audited the accompanying consolidated balance sheet of International DAIRY QUEEN, Inc. as of November 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International DAIRY QUEEN, Inc. at November 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.


Minneapolis, Minnesota
January 10, 1997

/S/ Ernst & Young LLP
    Ernst & Young LLP